     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 21, 2001

                                                           REGISTRATION NO. 333-

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 ---------------

                                    FORM S-3

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                 ---------------

                             BROOKS AUTOMATION, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

            DELAWARE                                            04-3040660
(STATE OR OTHER JURISDICTION OF                              (I.R.S. EMPLOYER
 INCORPORATION OR ORGANIZATION)                           IDENTIFICATION NUMBER)

      15 ELIZABETH DRIVE, CHELMSFORD, MASSACHUSETTS 01824 - (978) 262-2400 (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                 ---------------

                               ROBERT J. THERRIEN
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                             BROOKS AUTOMATION, INC.
                               15 ELIZABETH DRIVE,
                         CHELMSFORD, MASSACHUSETTS 01824
                                 (978) 262-2400
            (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                                 ---------------

                                   COPIES TO:

                            LAWRENCE M. LEVY, ESQUIRE
                         BROWN, RUDNICK, FREED & GESMER
                              ONE FINANCIAL CENTER
                                BOSTON, MA 02111
                                 (617) 856-8200

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.

    If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. / /

                           ---------------------------

                         CALCULATION OF REGISTRATION FEE

TITLE OF EACH CLASS OF                                   PROPOSED MAXIMUM OFFERING    PROPOSED MAXIMUM AGGREGATE    AMOUNT OF
SECURITIES TO BE REGISTERED   AMOUNT TO BE REGISTERED    PRICE PER UNIT (1)           OFFERING PRICE (1)            REGISTRATION FEE
---------------------------   -----------------------    ------------------           ------------------            ----------------
4.75% CONVERTIBLE                175,000                     $    1,000.00               $ 175,000,000              $   43,750.00
SUBORDINATED NOTES DUE 2008

COMMON STOCK, PAR VALUE        2,491,813 SHARES (2)                       (2)                         (2)                        (2)
$.01 (2)

PREFERRED SHARE PURCHASE       2,491,813(3)                               (3)                         (3)                        (3)
RIGHTS(3)


(1) Estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended and exclusive of accrued interest, if any.

(2) Such number represents the number of shares of common stock that are currently issuable upon conversion of the 4.75% Convertible Subordinated Notes due 2008. Pursuant to Rule 416 under the Securities Act of 1933, as amended, we are also registering an indeterminable number of shares of common stock as may be issued from time to time upon conversion of the notes as a result of the anti-dilution provisions of the notes. Pursuant to Rule 457(i), no registration fee is required for these shares because no additional consideration will be received in connection with the exercise of the conversion privilege.

(3) On July 23, 1997, the Board of Directors of the Registrant declared a dividend of one preferred share purchase right for each share of common stock outstanding on August 21, 1997. The 2,491,813 rights registered by this Registration Statement represent one right that may be issued in connection with each share of common stock acquired upon conversion of the 4.75% Convertible Subordinated Notes. Such presently indeterminable number of rights are also registered by this Registration Statement as may be issued in the event of a merger, consolidation, reorganization, recapitalization, stock dividend, stock split or other similar change in common stock. The rights are not separately transferable apart from the common stock, nor are they exercisable until the occurrence of certain events. Accordingly, no independent value has been attributed to the rights.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

    THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING SECURITYHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS PROHIBITED.

                                    SUBJECT TO COMPLETION, DATED AUGUST 21, 2001


                             BROOKS AUTOMATION, INC.

                                  $175,000,000
                  4.75% CONVERTIBLE SUBORDINATED NOTES DUE 2008
                              AND THE COMMON STOCK
                      ISSUABLE UPON CONVERSION OF THE NOTES

                                  -------------

         We issued the notes in a private placement in May 2001. This prospectus will be used by the selling securityholders to resell their notes and the common stock issuable upon conversion of their notes.

         We will pay interest on the notes on December 1 and June 1 of each year, beginning December 1, 2001. The notes will mature on June 1, 2008, unless earlier converted or redeemed.

         The notes are convertible, at the option of the holder, at any time on or prior to maturity into shares of our common stock. The notes are convertible at a conversion price of $70.23 per share which is equal to 14.2389 shares per $1,000 principal amount of notes, subject to adjustment.

         We may redeem some or all of the notes at any time before June 6, 2004 at a redemption price of $1,000 per $1,000 principal amount of notes to be redeemed, plus accrued and unpaid interest, if any, to the redemption date if:
(a) the closing price of our common stock has exceeded 150% of the conversion price then in effect for at least 20 trading days within a period of 30 consecutive trading days ending on the trading day before the date of mailing of the provisional redemption notice and (b) the registration statement covering resales of the notes and the common stock issuable upon conversion of the notes is effective and available for use for the 30 days following the provisional redemption date, unless registration is no longer required. We will make an additional payment in cash or common stock with respect to the notes called for provisional redemption in an amount equal to $142.50 per $1,000 principal amount of notes, less the amount of any interest actually paid on the notes before the date of redemption. We may redeem some or all of the notes at any time on or after June 6, 2004 at the redemption prices described in this prospectus.

         Holders may require us to repurchase their notes upon a change in control.

         Our common stock is quoted on the Nasdaq National Market under the symbol "BRKS". On August 20, 2001, the last reported sale price of the common stock on the Nasdaq National Market was $43.51 per share.

         INVESTING IN THE NOTES OR THE COMMON STOCK ISSUABLE UPON THEIR CONVERSION INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 4.

         THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                  The date of this prospectus is _______, 2001.

                                TABLE OF CONTENTS


PROSPECTUS SUMMARY..................................................           1


RISK FACTORS........................................................           4


SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS...................          14


USE OF PROCEEDS.....................................................          15


RATIO OF EARNINGS TO FIXED CHARGES..................................          15


DESCRIPTION OF THE NOTES............................................          16


DESCRIPTION OF CAPITAL STOCK........................................          31


U.S. FEDERAL TAX CONSEQUENCES.......................................          33


SELLING SECURITYHOLDERS.............................................          39


PLAN OF DISTRIBUTION................................................          47


LEGAL MATTERS.......................................................          48


EXPERTS.............................................................          48


WHERE YOU CAN FIND MORE INFORMATION.................................          49



    YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS DOCUMENT MAY BE USED ONLY WHERE IT IS LEGAL TO SELL THESE SECURITIES. THE INFORMATION IN THIS DOCUMENT MAY ONLY BE ACCURATE ON THE DATE OF THIS DOCUMENT.

                               PROSPECTUS SUMMARY

         This summary provides an overview of selected information and may not contain all of the information that is important to you. You should read the entire prospectus carefully, including "Risk Factors" section and the financial data, related notes and the information we have incorporated by reference before making an investment decision.

         Unless the context otherwise requires in this prospectus, "Brooks," "we," "us," and "our" refer to Brooks Automation, Inc. and its subsidiaries.

                                  ABOUT BROOKS

         We are a leading supplier of integrated tool and factory automation solutions for the global semiconductor manufacturing and related industries. We have distinguished ourselves as a technology and market leader, particularly in the demanding cluster-tool vacuum-processing environment and in integrated factory automation software applications. Our automation solutions are designed to optimize equipment and factory productivity. These solutions include tool automation modules, complete semiconductor wafer handling systems, factory interface solutions and automation software and integration services.

         We are a Delaware corporation. Our principal offices are located at 15 Elizabeth Drive, Chelmsford, Massachusetts 01824 and our telephone number is
(978) 262-2400. Our corporate website is www.brooks.com. The information on our website is not incorporated by reference in this prospectus.

                                  THE OFFERING


         The following is a brief summary of some of the terms of the notes offered for resale in this prospectus. For a more complete description of the terms of the notes, see "Description of Notes" in this prospectus.

Securities Offered...................................    $175,000,000 aggregate principal amount of 4.75%
                                                         Convertible Subordinated Notes due 2008.


Interest.............................................    The notes bear interest at an annual rate of 4.75%.
                                                         Interest is payable on June 1 and December 1 of each year, beginning December 1, 2001.


Maturity Date........................................    June 1, 2008


Conversion Rights....................................    Holders may convert all or some of their notes at any time prior to the close of business on the business day
                                                         immediately preceding the maturity date at a conversion
                                                         price of $70.23 per share. The initial conversion price is equivalent to a conversion rate of 14.2389 shares per
                                                         $1,000 principal amount of notes. The conversion price is
                                                         subject to adjustment. Upon conversion, you will not
                                                         receive any cash representing accrued interest.


Provisional Redemption...............................    We may redeem the notes, in whole or in part, at any time
                                                         before June 6, 2004, at a redemption price equal to $1,000 per $1,000 principal amount of notes to be redeemed plus
                                                         accrued and unpaid interest, if any, to the date of
                                                         redemption if (a) the closing price of our common stock has exceeded 150% of the conversion price then in effect for at least 20 trading days within a period of 30 consecutive
                                                         trading days ending on the trading day before the date of
                                                         mailing of the provisional redemption notice and (b) the
                                                         shelf registration statement covering resales of the notes and the common stock issuable upon conversion of the notes is effective and available for use and is expected to
                                                         remain effective and available for use for the 30 days
                                                         following the provisional redemption date, unless
                                                         registration is no longer required. Upon any provisional
                                                         redemption we will make an additional payment in cash or
                                                         common stock, or a combination thereof, with respect to the notes called for redemption in an amount equal to $142.50
                                                         per $1,000 principal amount of notes, less the amount of
                                                         any interest actually paid on the notes before the date of redemption. We will be obligated to make this additional
                                                         payment on all notes called for provisional redemption,
                                                         including any notes converted after the notice date and
                                                         before the provisional redemption date.

Optional Redemption..................................    We may redeem the notes on or after June 6, 2004, at the
                                                         redemption prices set forth in this prospectus.


Change in Control....................................    Upon a change in control, we may be required to make an
                                                         offer to purchase each holder's notes at a price equal to
                                                         100% of the principal amount thereof, plus accrued and
                                                         unpaid interest, if any, to the date of purchase.


Subordination........................................    The notes are our unsecured obligations. The notes are
                                                         subordinated in right of payment to all of our existing and future senior indebtedness and structurally subordinated to all of our existing and future indebtedness and other
                                                         liabilities of our subsidiaries.  As of June 30, 2001, our
                                                         total senior indebtedness was $18,096,149.   The indenture
                                                         governing the notes will not limit our or our subsidiaries'
                                                         ability to incur senior indebtedness or other debt.

Use of Proceeds.....................................     We will not receive any of the proceeds from the sale by
                                                         the selling securityholders of the notes and the common
                                                         stock issuable upon conversion of the notes.



                                  RISK FACTORS

         Investment in the notes involves a high degree of risk. You should carefully consider the information under "Risk Factors" beginning on page 4 and all other information included in this prospectus before investing in the notes or the common stock into which the notes are convertible.

                                  RISK FACTORS

         You should carefully consider the risks described below before investing in the notes or the common stock issuable upon their conversion. If any of the following risks actually occurs, our business, financial condition or results of operations could be materially and adversely affected. In such case, our ability to make payments on the notes could be impaired, the trading price of the notes and our common stock could decline, and you could lose all or part of your investment.

         This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below and elsewhere in this prospectus.

                     RISK FACTORS RELATING TO OUR OPERATIONS

THE CYCLICAL DEMAND OF SEMICONDUCTOR MANUFACTURERS AFFECTS OUR OPERATING
RESULTS.

         Our business is significantly dependent on capital expenditures by semiconductor manufacturers. The level of semiconductor manufacturers' capital expenditures is dependent on the current and anticipated market demand for semiconductors. The semiconductor industry is cyclical and is currently experiencing a downturn. We anticipate we will have lower shipments of our products during the next few quarters. Despite this expected reduced volume, we plan to continue to invest in those areas which we believe are important to our long-term growth, such as our infrastructure, customer support and new product development. As a result, consistent with our experience with downturns in the past, we believe the existing industry downturn will lead to reduced revenues for us and may cause us to incur losses.

OUR SALES VOLUME DEPENDS ON THE SALES VOLUME OF OUR ORIGINAL EQUIPMENT MANUFACTURER CUSTOMERS AND ON INVESTMENT IN MAJOR CAPITAL EXPANSION PROGRAMS BY SEMICONDUCTOR MANUFACTURING COMPANIES.

         We sell a majority of our tool automation products to original equipment manufacturers that incorporate our products into their equipment. Therefore, our revenues are directly dependent on the ability of these customers to develop, market and sell their equipment in a timely, cost-effective manner. We also generate significant revenue in large orders by semiconductor manufacturing companies that build new plants or invest in major automation retrofits. Our revenue is dependent, in part, on continued capital investment of semiconductor manufacturing companies.

WE RELY ON A SMALL NUMBER OF CUSTOMERS FOR A LARGE PORTION OF OUR REVENUES.

         We receive a significant portion of our revenues in each fiscal period from a limited number of customers. The loss of one or more of these major customers, or a decrease in orders by one or more customers, would adversely affect our business. Sales to our ten largest customers accounted for approximately 42% of total revenues in the nine months ended June 30, 2001 and 43% of total revenues in fiscal 2000. Sales to Lam Research Corporation, our largest customer, accounted for approximately 9% of our total revenues for the nine months ended June 30, 2001 and for the fiscal year ended September 30, 2000.

DELAYS IN OR CANCELLATION OF SHIPMENT OF A FEW OF OUR LARGE ORDERS COULD SUBSTANTIALLY DECREASE OUR REVENUES.

         Historically, a substantial portion of our quarterly and annual revenues has come from sales of a small number of large orders. These orders consist of products with high selling prices compared to our other products. As a result, the timing of when we recognize revenue from one of these large orders can have a significant impact on our total revenues and operating results for a particular period. Our operating results could be harmed if a small number of large orders are canceled or rescheduled by customers or cannot be filled due to delays in manufacturing, testing, shipping or product acceptance.

WE HAVE SIGNIFICANT FIXED COSTS WHICH ARE NOT EASILY REDUCED IF REVENUES FALL BELOW EXPECTATIONS.

         Our expense levels are based in part on our future revenue expectations. Many of our expenses, particularly those relating to capital equipment and manufacturing overhead, are relatively fixed. If we do not meet our sales goals we may be unable to rapidly reduce these fixed costs. Our ability to reduce expenses is further constrained because we must continue to invest in research and development to maintain our competitive position and to maintain service and support for our existing global customer base. Accordingly, if we suffer an unexpected downturn in revenue, our inability to reduce fixed costs rapidly could increase the adverse impact on our operations.

OUR LENGTHY SALES CYCLE REQUIRES US TO INCUR SIGNIFICANT EXPENSES WITH NO ASSURANCE THAT WE WILL GENERATE REVENUE.

         Our tool automation products are generally incorporated into original equipment manufacturer equipment at the design stage. To obtain new business from our original equipment manufacturer customers, we must develop products for selection by a potential customer at the design stage. This often requires us to make significant expenditures, without any assurance of success. The original equipment manufacturer's design decisions often precede the generation of volume sales, if any, by a year or more. We also must complete successfully a lengthy evaluation and proposal process before we can achieve volume sales of our factory automation software to our factory automation customers. We cannot guarantee that we will continue to achieve design wins or satisfy evaluations by our end-user customers of our software. We cannot guarantee that the equipment manufactured by our original equipment manufacturing customers will be commercially successful. If we or our original equipment manufacturing customers fail to develop and introduce new products successfully and in a timely manner, our business and financial results will suffer.

OUR INTERNATIONAL BUSINESS OPERATIONS EXPOSE US TO A NUMBER OF DIFFICULTIES IN COORDINATING OUR ACTIVITIES ABROAD AND IN DEALING WITH MULTIPLE REGULATORY ENVIRONMENTS.

         Approximately 48% of our total revenues in the nine months ended June 30, 2001, and 49% of our total revenues in fiscal 2000, were derived from customers located outside North America. We anticipate that international sales will continue to account for a significant portion of our revenues. Our vendors are located in several different foreign countries. As a result of our international business operations, we are subject to various risks, including:

         - difficulties in staffing and managing operations in multiple locations in many countries;

         - challenges presented by collecting trade accounts receivable in foreign jurisdictions;

         -        possible adverse tax consequences;

         -        governmental currency controls;

         -        changes in various regulatory requirements;

         -        political and economic changes and disruptions; and

         -        export/import controls and tariff regulations.

         To support our international customers, we maintain locations in several countries, including Canada, Germany, Japan, Malaysia, Singapore, South Korea, Taiwan and the United Kingdom. We cannot guarantee that we will be able to manage these operations effectively. We cannot assure you that our investment in these international operations will enable us to compete successfully in international markets or to meet the service and support needs of our customers, some of whom are located in countries where we have no infrastructure.

         Although our international sales are primarily denominated in U.S. dollars, changes in currency exchange rates can make it more difficult for us to compete with foreign manufacturers on price. If our international sales increase relative to our total revenues, these factors could have a more pronounced effect on our operating results.

WE MUST CONTINUALLY IMPROVE OUR TECHNOLOGY TO REMAIN COMPETITIVE.

         Technology changes rapidly in the semiconductor, data storage and flat panel display manufacturing industries. We believe our success depends in part upon our ability to enhance our existing products and to develop and market new products to meet customer needs. We cannot guarantee that we will identify and adjust to changing market conditions or succeed in introducing commercially rewarding products or product enhancements. The success of our product development and introduction depends on a number of factors, including:

         - accurately identifying and defining new market opportunities and products;

         - completing and introducing new product designs in a timely manner;

         -        market acceptance of our products and our customers' products;

         -        development of a comprehensive, integrated product strategy;
                  and

         -        efficient implementation and installation services.

WE FACE SIGNIFICANT COMPETITION WHICH COULD RESULT IN DECREASED DEMAND FOR OUR PRODUCTS OR SERVICES.

         The markets for our products are intensely competitive and we may be unable to compete successfully. We believe that our primary competition in the tool automation market is from integrated original equipment manufacturers that satisfy their semiconductor and flat panel display handling needs internally rather than by purchasing systems or modules from an independent supplier like us. Many of these original equipment manufacturers have substantially greater resources than we do. Applied Materials, Inc., the leading process equipment original equipment manufacturer, develops and manufactures its own central wafer handling systems and modules. We may not be successful in selling our products to original equipment manufacturers that internally satisfy their wafer or substrate handling needs, regardless of the performance or the price of our products. Moreover, integrated original equipment manufacturers may begin to commercialize their handling capabilities and become our competitors.

         We believe that the primary competitive factors in the end-user semiconductor manufacturer market for factory automation software and process control software are product functionality, price/performance, ease of use, ease of integration, hardware and software platform compatibility, vendor reputation and financial stability. The relative importance of these competitive factors may change over time. We directly compete in this market with various competitors, including Applied Materials-Consilium, PRI, IBM and numerous small, independent software companies. We also compete with the in-house software staffs of semiconductor manufacturers like NEC. Most of those manufacturers have substantially greater resources than we do.

         We believe that the primary competitive factors in the factory interface market are technical and technological capabilities, reliability, price/performance, ease of integration and global sales and support capability. In this market, we compete directly with Asyst, Fortrend, Kensington and Rorze. Some of these competitors have substantial financial resources and extensive engineering, manufacturing and marketing capabilities.

MUCH OF OUR SUCCESS AND VALUE LIES IN OUR OWNERSHIP AND USE OF INTELLECTUAL PROPERTY AND OUR FAILURE TO PROTECT THAT PROPERTY COULD ADVERSELY AFFECT OUR FUTURE GROWTH.

         Our ability to compete is heavily affected by our ability to protect our intellectual property. We rely primarily on trade secret laws, confidentiality procedures, patents, copyrights, trademarks and licensing arrangements to protect our intellectual property. The steps we have taken to protect our technology may be inadequate. Existing trade secret, trademark and copyright laws offer only limited protection. Our patents could be invalidated or circumvented. The laws of certain foreign countries in which our products are or may be developed, manufactured or sold may not fully protect our products or intellectual property rights. This may make the possibility of piracy of our technology and products more likely. We cannot guarantee that the steps we have taken to protect our intellectual property will be adequate to prevent misappropriation of our technology. There has been substantial litigation regarding patent and other intellectual property rights in semiconductor-related industries. We may engage in litigation to:

         -        enforce our patents;

         -        protect our trade secrets or know-how;

         - defend ourselves against claims alleging we infringe the rights of others; or

         - determine the scope and validity of the patents or intellectual property rights of others.

Any litigation could result in substantial cost to us and divert the attention of our management, which could harm our operating results and our ability to grow.

OUR OPERATIONS COULD INFRINGE ON THE INTELLECTUAL PROPERTY RIGHTS OF OTHERS.

         Particular aspects of our technology could be found to infringe on the intellectual property rights or patents of others. Other companies may hold or obtain patents on inventions or may otherwise claim proprietary rights to technology necessary to our business. We cannot predict the extent to which we may be required to seek licenses or alter our products so that they no longer infringe the rights of others. We cannot guarantee that the terms of any licenses we may be required to seek will be reasonable. Similarly, changing our products or processes to avoid infringing the rights of others may be costly or impractical or could detract from the value of our products.

OUR BUSINESS MAY BE HARMED BY INFRINGEMENT CLAIMS OF GENERAL SIGNAL OR APPLIED MATERIALS.

         We received notice from General Signal Corporation alleging certain of our products infringed its patent rights. The notification advised us that General Signal was attempting to enforce its rights to those patents in litigation against Applied Materials, and that, at the conclusion of that litigation, General Signal intended to enforce its rights against us and others. According to a press release issued by Applied Materials in November 1997, Applied Materials settled its litigation with General Signal by acquiring ownership of five General Signal patents. Although not verified by us, these five patents would appear to be the patents referred to by General Signal in its prior notice to us. Applied Materials has not contacted us regarding these patents.

WE DO NOT HAVE LONG-TERM CONTRACTS WITH OUR CUSTOMERS AND OUR CUSTOMERS MAY CEASE PURCHASING OUR PRODUCTS AT ANY TIME.

         We generally do not have long-term contracts with our customers. As a result, our agreements with our customers do not provide any assurance of future sales. Accordingly:

         - our customers can cease purchasing our products at any time without penalty;

         - our customers are free to purchase products from our competitors;

         -        we are exposed to competitive price pressure on each order;
                  and

         -        our customers are not required to make minimum purchases.

OUR OPERATING RESULTS WOULD BE HARMED IF ONE OF OUR KEY SUPPLIERS FAILS TO DELIVER COMPONENTS FOR OUR PRODUCTS.

         We currently obtain many of our components on an as needed, purchase order basis. We do not have any long-term supply contracts with our vendors. When demand for semiconductor manufacturing equipment increases, our suppliers face significant challenges in providing components on a timely basis. Our inability to obtain components in required quantities or of acceptable quality could result in significant delays or reductions in product shipments. This would materially and adversely affect our operating results.

RISING ENERGY COSTS IN CALIFORNIA MAY RESULT IN INCREASED OPERATING EXPENSES AND REDUCED NET INCOME.

         California is currently experiencing an energy crisis. As a result, energy costs in California, including natural gas and electricity, may rise significantly over the next several months relative to the rest of the United States. Because we maintain one of our manufacturing facilities in Southern California, our operating expenses with respect to that facility may increase if this trend continues. If we cannot pass along these costs to our customers, our margins will suffer and our net income could decrease.

OUR FUTURE GROWTH COULD BE HARMED IF THE COMMERCIAL ADOPTION OF 300MM WAFER TECHNOLOGY CONTINUES TO PROGRESS SLOWLY OR IS NOT ADOPTED BY THE INDUSTRY.

         Our future growth relies in part on the adoption of new systems and technologies to automate the processing of 300mm wafers. However, the industry transition from the current, widely used 200mm manufacturing technology to 300mm manufacturing technology is occurring more slowly than expected. A significant delay in the adoption of 300mm manufacturing technology, or the failure of the industry to adopt 300mm manufacturing technology, could significantly reduce our opportunities for future growth. Moreover, continued delay in transition to 300mm technology could permit our competitors to introduce competing or superior 300mm products at more competitive prices. As a result of these factors, competition for 300mm orders could become vigorous and could harm our results of operations.

OUR RECENT RAPID GROWTH IS STRAINING OUR OPERATIONS AND REQUIRING US TO INCUR COSTS TO UPGRADE OUR INFRASTRUCTURE.

         During the last calendar year and through June 30, 2001, we have experienced extremely rapid growth in our operations, our product offerings and the geographic area of our operations. Our growth has placed a significant strain on our management, operations and financial systems. Our future operating results will be dependent in part on our ability to continue to implement and improve our operating and financial controls and management information systems. If we fail to manage our growth effectively, our financial condition, results of operations and business could be harmed.

WE MAY BE UNABLE TO RECRUIT AND RETAIN NECESSARY PERSONNEL BECAUSE OF INTENSE COMPETITION FOR HIGHLY SKILLED PERSONNEL.

         We need to retain a substantial number of employees with technical backgrounds for both our hardware and software engineering and support staffs. The market for these employees is intensively competitive, and we have occasionally experienced delays in hiring these personnel. Due to the cyclical nature of the demand for our products and the current downturn in the semiconductor market, we recently reduced our workforce by approximately 4% as a cost reduction measure. If the semiconductor market experiences an upturn, we may need to rebuild our workforce. Due to the competitive nature of the labor markets in which we operate, this type of employment cycle increases our risk of not being able to retain and recruit key personnel. Our inability to recruit, retain and train adequate numbers of qualified personnel on a timely basis could adversely affect our ability to develop, manufacture, install and support our products.

OUR SYSTEMS INTEGRATION SERVICES BUSINESS HAS GROWN SIGNIFICANTLY RECENTLY AND OUR POOR EXECUTION OF THOSE SERVICES COULD ADVERSELY IMPACT OUR OPERATING RESULTS.

         The number of projects we are pursuing for our systems integration services business has grown significantly recently. This business consists of integrating combinations of our software and hardware products to provide more comprehensive solutions for our end-user customers. The delivery of these services typically is complex, requiring that we coordinate personnel with varying technical backgrounds in performing substantial amounts of services in accordance with timetables. We are in the early stages of developing this business and we are subject to the risks attendant to entering a business in which we have limited direct experience. In addition, our ability to supply these services and increase our revenues is limited by our ability to retain, hire and train systems integration personnel. We believe that there is significant competition for these personnel with the advanced skills and technical knowledge that we need. Some of our competitors may have greater resources to hire personnel with that skill and knowledge. Our operating margins could be adversely impacted if we do not effectively hire and train additional personnel or deliver systems integration services to our customers on a satisfactory and timely basis consistent with our budgets.

CHANGES TO ACCOUNTING STANDARDS AND RULES COULD ADVERSELY AFFECT THE TIMING OF WHEN WE RECOGNIZE REVENUE.

         In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101, or SAB 101, "Revenue Recognition in Financial Statements". SAB 101 provides guidance on applying generally accepted accounting principles to revenue recognition issues in financial statements. While we have not fully assessed the impact on us of the adoption of SAB 101, it may require a portion of our quarterly revenues to be deferred. Any change in our revenue recognition policy resulting from the implementation of SAB 101 would be reported as a change in accounting principle in the quarter in which we implemented SAB 101, with a cumulative adjustment in that quarter to reflect the effect of the change. As a result, while SAB 101 would not affect the fundamental aspects of our operations as measured by our shipments and cash flows, implementation of SAB 101 could have an adverse affect on our reported results of operations in the quarter that SAB 101 is implemented.

                    RISK FACTORS RELATING TO OUR ACQUISITIONS

OUR BUSINESS COULD BE HARMED IF WE FAIL TO ADEQUATELY INTEGRATE THE OPERATIONS OF OUR ACQUISITIONS.

         Our management must devote substantial time and resources to the integration of the operations of our acquired businesses with our core business and with each other. If we fail to accomplish this integration efficiently, we may not realize the anticipated benefits of our acquisitions. The process of integrating supply and distribution channels, research and development initiatives, computer and accounting systems and other aspects of the operation of our acquired businesses, presents a significant challenge to our management. This is compounded by the challenge of simultaneously managing a larger entity. We have completed a number of acquisitions in a short period of time. These businesses have operations and personnel located in Asia, Europe and the United States and present a number of additional difficulties of integration, including:

         -        assimilating products and designs into integrated solutions;

         - informing customers, suppliers and distributors of the effects of the acquisitions and integrating them into our overall operations;

         - integrating personnel with disparate business backgrounds and cultures;

         -        defining and executing a comprehensive product strategy;

         -        managing geographically remote units;

         - managing the risks of entering markets or types of businesses in which we have limited or no direct experience; and

         - minimizing the loss of key employees of the acquired businesses.

         If we delay the integration or fail to integrate an acquired business or experience other unforeseen difficulties, the integration process may require a disproportionate amount of our management's attention and financial and other resources. Our failure to adequately address these difficulties could harm our business and financial results.

OUR BUSINESS MAY BE HARMED BY ACQUISITIONS WE COMPLETE IN THE FUTURE.

         We plan to continue to pursue additional acquisitions of related businesses. Our identification of suitable acquisition candidates involves risks inherent in assessing the values, strengths, weaknesses, risks and profitability of acquisition candidates, including the effects of the possible acquisition on our business, diversion of our management's attention and risks associated with unanticipated problems or latent liabilities. If we are successful in pursuing future acquisitions, we will be required to expend significant funds, incur additional debt or issue additional securities, which may negatively affect our results of operations and be dilutive to our stockholders. If we spend significant funds or incur additional debt, our ability to obtain financing for working capital or other purposes could decline and we may be more vulnerable to economic downturns and competitive pressures. We cannot guarantee that we will be able to finance additional acquisitions or that we will realize any anticipated benefits from acquisitions that we complete. Should we successfully acquire another business, the process of integrating acquired operations into our existing operations may result in unforeseen operating difficulties and may require significant financial resources that would otherwise be available for the ongoing development or expansion of our existing business.

                    RISK FACTORS RELATING TO OUR COMMON STOCK

OUR OPERATING RESULTS FLUCTUATE SIGNIFICANTLY, WHICH COULD NEGATIVELY IMPACT OUR BUSINESS AND OUR STOCK PRICE.

         Our margins, revenues and other operating results can fluctuate significantly from quarter to quarter depending upon a variety of factors, including:

         -        the level of demand for semiconductors in general;

         - cycles in the market for semiconductor manufacturing equipment and automation software;

         -        the timing and size of orders from our customer base;

         - our ability to manufacture, test and deliver products in a timely and cost-effective manner;

         -        our success in winning competitions for orders;

         - the timing of our new product announcements and releases and those of our competitors;

         -        the mix of products we sell;

         -        competitive pricing pressures; and

         - the level of automation required in fab extensions, upgrades and new facilities.

         We entered the factory automation software business in fiscal 1999. We believe a substantial portion of our revenues from this business will be dependent on achieving project milestones. As a result, our revenue from this business will be subject to fluctuations depending upon a number of factors, including whether we can achieve project milestones on a timely basis, if at all, as well as the timing and size of projects.

OUR STOCK PRICE IS VOLATILE.

         The market price of our common stock has fluctuated widely. For example, between April 4, 2001 and April 30, 2001, the closing price of our common stock rose from approximately $35.45 to $62.61 per share and between July 17, 2000 and August 10, 2000, the price of our common stock dropped from approximately $68.00 to $35.38 per share. Consequently, the current market price of our common stock may not be indicative of future market prices, and we may be unable to sustain or increase the value of an investment in our common stock. Factors affecting our stock price may include:

         -        variations in operating results from quarter to quarter;

         - changes in earnings estimates by analysts or our failure to meet analysts' expectations;

         - changes in the market price per share of our public company customers;

         -        market conditions in the industry;

         -        general economic conditions;

         -        low trading volume of our common stock; and

         -        the number of firms making a market in our common stock.

         In addition, the stock market has recently experienced extreme price and volume fluctuations. These fluctuations have particularly affected the market prices of the securities of high technology companies like us. These market fluctuations could adversely affect the market price of our common stock.

BECAUSE A LIMITED NUMBER OF STOCKHOLDERS, INCLUDING A MEMBER OF OUR MANAGEMENT TEAM, OWN A SUBSTANTIAL NUMBER OF OUR SHARES AND ARE PARTIES TO VOTING AGREEMENTS, DECISIONS MADE BY THEM MAY BE DETRIMENTAL TO YOUR INTERESTS.

         By virtue of their stock ownership and voting agreements, Robert J. Therrien, our president and chief executive officer, Jenoptik AG and Daifuku America Corporation have the power to significantly influence our affairs and are able to influence the outcome of matters required to be submitted to stockholders for approval, including the election of our directors, amendments to our certificate of incorporation, mergers, sales of assets and other acquisitions or sales. We cannot assure you that these stockholders will not exercise their influence over us in a manner detrimental to your interests. As of May 9, 2001, Mr. Therrien holds approximately 5.8% of our common stock, M+W Zander Holding GmbH, a subsidiary of Jenoptik AG, holds approximately 4.5% of our common stock and Daifuku America Corporation, the U.S. affiliate of Daifuku Co. Ltd. of Japan, holds approximately 1.6% of our common stock. Collectively, these stockholders hold approximately 11.9% of our outstanding common stock.

         On September 30, 1999 we entered into a stockholders agreement with Mr. Therrien, M+W Zander Holding GmbH and Jenoptik AG. This agreement was amended on October 16, 2000. Under the amended agreement, M+W Zander Holding GmbH agreed to vote all of its shares on all matters in accordance with the recommendation of a majority of our board of directors.

         On January 6, 2000, in connection with our acquisition of Auto-Soft Corporation and AutoSimulations, Inc. from Daifuku America Corporation, we entered into a stockholders agreement with Daifuku America Corporation and Daifuku Co., Ltd. Under the stockholders agreement, Daifuku agreed to vote all of its shares of our common stock at each meeting of our stockholders in accordance with the recommendation of our board of directors.

PROVISIONS OF OUR CERTIFICATE OF INCORPORATION, BYLAWS, CONTRACTS AND THE NOTES MAY DISCOURAGE TAKEOVER OFFERS AND MAY LIMIT THE PRICE INVESTORS WOULD BE WILLING TO PAY FOR OUR COMMON STOCK.

         Our certificate of incorporation and bylaws contain provisions that may make an acquisition of us more difficult and discourage changes in our management. These provisions could limit the price that certain investors might be willing to pay in the future for shares of our common stock. In addition, we have adopted a rights plan. In many potential takeover situations, rights issued under the plan become exercisable to purchase our common stock at a price substantially discounted from the then applicable market price of our common stock. Because of its possible dilutive effect to a potential acquiror, the rights plan would generally discourage third parties from proposing a merger with or initiating a tender offer for us that is not approved by our board of directors. Accordingly, the rights plan could have an adverse impact on our stockholders who might want to vote in favor of the merger or participate in the tender offer. In addition, shares of our preferred stock may be issued upon terms the board of directors deems appropriate without stockholder approval. Our ability to issue preferred stock in such a manner could enable our board of directors to prevent changes in our management or control. Finally, upon a change of control of us, we may be required to purchase the notes at a price equal to 100% of the principal outstanding amount thereof, plus accrued and unpaid interest, if any, to the date of the purchase of the notes. Such a repurchase of the notes would represent a substantial expense; accordingly, the repayment of the notes upon a change of control of us could discourage third parties from proposing a merger with, initiating a tender offer for or otherwise attempting to gain control of us.

                       RISK FACTORS RELATING TO THE NOTES

THE NOTES ARE SUBORDINATED.

         The notes are unsecured and subordinated in right of payment to all of our existing and future senior indebtedness. The indenture defines senior indebtedness as all of our indebtedness other than any indebtedness that expressly states that it is subordinated to the notes. The terms of the notes do not limit the amount of additional indebtedness, including secured indebtedness, that we can create, incur, assume or guarantee. In the event of our bankruptcy, liquidation or reorganization or upon acceleration of the notes due to an event of default under the indenture and in certain other events, our assets will be available to pay obligations on the notes only after all senior indebtedness has been paid. In addition, the subordination provisions of the indenture provide that payments with respect to the notes will be blocked in the event of a payment default on senior indebtedness and may be blocked for up to 179 days each year in the event of certain non-payment defaults on senior indebtedness. As a result, there may be insufficient assets remaining to pay amounts due on any or all of the outstanding notes. In addition, under the subordination provisions of the indenture, payments that would otherwise be made to holders of the notes will instead be paid to holders of senior indebtedness under certain circumstances. As a result of these provisions, our other creditors (including trade creditors) that are not holders of senior indebtedness may recover more, ratably, than the holders of the notes. The notes are structurally subordinated to all liabilities, including trade payables, of our subsidiaries. The indenture governing the notes does not limit our or our subsidiaries' ability to incur debt, including senior indebtedness. Any right of ours to receive assets of any subsidiary upon its liquidation or reorganization, and the consequent right of the holders of the notes to participate in the assets will be subject to the claims of that subsidiary's creditors. If we or our subsidiaries were to incur additional debt or liabilities, our ability to pay our obligations on the notes could be adversely affected. See "Description of the Notes -- Subordination of Notes."

WE MAY BE UNABLE TO MEET THE REDEMPTION REQUIREMENTS UPON A CHANGE IN CONTROL.

         Upon a change in control, you may require us to purchase all or a portion of your notes. If a change in control were to occur, we may not have enough funds to pay the purchase price for all tendered notes. Future agreements relating to our indebtedness might contain provisions that prohibit the repurchase of the notes upon a change in control. If a change in control occurs at a time when we are prohibited from purchasing the notes, we could seek the consent of our lenders to purchase the notes or could attempt to refinance this debt. If we do not obtain consent, we could not purchase the notes. Our failure to purchase tendered notes would constitute an event of default under the indenture. In such circumstances, or if a change in control would constitute an event of default under our senior indebtedness, the subordination provisions of the indenture would restrict payments to you. The term "change in control" is limited to certain specified transactions and may not include other events that might harm our financial condition. Our obligation to offer to purchase the notes upon a change in control would not necessarily afford the note holders protection in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.

A PUBLIC MARKET MAY NOT DEVELOP FOR THE NOTES.

         Since the issuance of the notes, the initial purchasers have made a market in the notes. However, the initial purchasers are not obligated to make a market and may discontinue this market making activity at any time without notice. In addition, market-making activity by the initial purchasers will be subject to the limits imposed by the Securities Act and the Exchange Act. As a result, we cannot assure you that any market for the notes will develop or, if one does develop, that it will be maintained. If an active market for the notes fails to develop or be sustained, the trading price of the notes could decline significantly.

BECAUSE OF OUR SUBSTANTIAL INDEBTEDNESS, WE MAY BE UNABLE TO ADJUST OUR STRATEGY TO MEET CHANGING CONDITIONS IN THE FUTURE.

         As of June 30, 2001, we had long-term debt obligations of approximately $175 million due to the issuance of the 4.75% Convertible Subordinated Notes due 2008. This indebtedness could have several important consequences for our future operations. Specifically,

         - we may be unable to obtain additional financing for capital expenditures, acquisitions or general corporate purposes;

         - we may be unable to withstand changing competitive pressures, economic conditions or government regulations; and

         - we may be unable to otherwise take advantage of significant business opportunities that may arise.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

         This prospectus and the documents we have filed with the Securities and Exchange Commission which we have referenced on page 46 contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These statements involve known and unknown risks, uncertainties and other factors which may cause our or our industry's actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Forward-looking statements include, but are not limited to, statements regarding:

         - general economic and business conditions, both nationally and in our markets;

         - our expectations and estimates concerning our future financial performance, financing plans and the effect of competition;

         - anticipated capital expenditures by semiconductor manufacturers;

         -        market acceptance of new products;

         -        competition in the industry;

         -        the ability to satisfy demand for our products;

         -        exchange rate fluctuations;

         -        the availability of debt and equity financing;

         -        the development of new competitive technologies;

         -        the availability of key components for our products;

         -        future acquisitions;

         -        the availability of qualified personnel;

         - international, national, regional and local economic and political changes; and

         - trends affecting the semiconductor industry, our financial conditions or results of operations.

         In some cases, you can identify forward-looking statements by terms such as "may," will," "should," "could," "would," "expects," "plans," "anticipates," "believes," "estimates," "projects," "predicts," "potential" and similar expressions intended to identify forward-looking statements. These statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. We discuss many of these risks in greater detail under the heading "Risk Factors." Also, these forward-looking statements represent our estimates and assumptions only as of the date of this prospectus.

         You should read this prospectus and the documents that we incorporate by reference in this prospectus completely and with the understanding that our actual future results may be materially different from what we expect. We may not update these forward-looking statements, even though our situation may change in the future. We qualify all of our forward-looking statements by these cautionary statements.

                                 USE OF PROCEEDS

We will not receive any proceeds from the sale of the notes or the underlying common stock by the selling securityholders.

                       RATIO OF EARNINGS TO FIXED CHARGES

         Our ratio of earnings to fixed charges for each of the periods indicated is as follows:



                                                                    NINE MONTHS   NINE MONTHS
                               FISCAL YEARS ENDED SEPTEMBER 30,      ENDED JUNE   ENDED JUNE
                               --------------------------------          30,           30,
                        1996      1997      1998     1999      2000     2000        2001 (3)
                        ----      ----      ----     ----      ----     ----        --------
RATIO OF EARNINGS TO
FIXED CHARGES (1)       5.2x     NM (2)    NM (2)    NM (2)    9.1x     4.1x        NM(2)

(1) These ratios are calculated by dividing (a) earnings before minority interests and income taxes and adjusted for fixed charges by (b) fixed charges. Fixed charges include interest expense plus capitalized interest and the portion of interest expense under operating leases we deem to be representative of the interest factor.

(2) In fiscal 1997, 1998 and 1999, and the nine months ended June 30, 2001, earnings before income taxes were insufficient to cover fixed charges by approximately $3.2 million, $28.0 million, $11.0 million and $2.148 million, respectively.

(3)      Includes the results of SEMY Engineering, Inc. (acquired February 16,
         2001) and of SimCon N.V. (acquired May 15, 2001) for the periods subsequent to their respective acquisitions.

                            DESCRIPTION OF THE NOTES

         We issued the notes under an indenture dated as of May 23, 2001 between State Street Bank and Trust Company, as trustee and us (the "indenture"). The following description is only a summary of the material provisions of the indenture, the notes and the registration rights agreement. We urge you to read the indenture, the notes and the registration rights agreement in their entirety because they, and not this description, define the rights of the holders of the notes. Copies of these documents are included with our publicly available filings with the Securities and Exchange Commission and also may be obtained by request at our address listed under the caption "Where You Can Find More Information".

         In this section of the prospectus entitled "Description of the Notes", when we refer to "Brooks," "we," "our," or "us," we are referring to Brooks Automation, Inc. and not any of its subsidiaries.

GENERAL

         The notes are unsecured general obligations of Brooks in an aggregate principal amount of $175,000,000 and are subordinate in right of payment as described in the section herein entitled " -- Subordination of Notes." The notes are convertible into common stock as described in the section herein entitled " -- Conversion of Notes." The notes have been issued only in denominations of $1,000 or in multiples of $1,000. The notes will mature on June 1, 2008, unless earlier redeemed at our option by us or purchased by us at your option upon a change in control.

         The indenture does not limit our or our subsidiaries' ability to pay dividends, incur debt or issue or repurchase securities. In addition, there are no financial covenants in the indenture. You are not protected under the indenture in the event of a highly leveraged transaction or a change of control of Brooks, except to the extent described under "Purchase of Notes at Your Option Upon a Change of Control."

         The notes bear interest at the annual rate of 4.75% subject to increases described in the section herein entitled " -- Registration Rights" below. Interest is payable on June 1 and December 1 of each year, beginning December 1, 2001, subject to limited exceptions if the notes are converted, redeemed or purchased prior to the interest payment date. The record dates for the payment of interest will be May 15 and November 15. We may, at our option, pay interest on the notes by check mailed to the holders. However, a holder with an aggregate principal amount of notes in excess of $2,000,000 will be paid by wire transfer in immediately available funds at its election. Interest on the notes is computed on the basis of a 360-day year comprised of twelve 30-day months. We are not required to make any payment on the notes due on any day which is not a business day until the next succeeding business day. The payment made on the next succeeding business day will be treated as though it were paid on the original due date and no interest will accrue on the payment for the additional period of time.

         We maintain an office in The City of New York where the notes may be presented for registration, transfer, exchange or conversion. This office is initially an office or agency of the trustee. The notes are issued only in fully-registered book-entry form, without coupons, and are represented by one or more global notes. There is no service charge for any registration of transfer or exchange of notes. We may, however, require holders to pay a sum sufficient to cover any tax or other governmental charge payable in connection with certain transfers or exchanges.

CONVERSION OF NOTES

         You have the right, at your option, to convert the notes into shares of our common stock at any time prior to maturity, unless previously redeemed or purchased, at the conversion price of $70.23 per share, subject to the adjustments described below.

         Except as described below, we will not make any payment or other adjustment for accrued interest or dividends on any common stock issued upon conversion of the notes. If you submit your notes for conversion between a record date and the opening of business on the next interest payment date, you must pay funds equal to the interest payable on the converted principal amount, except if the submitted notes or portions of notes are called for redemption or are subject to purchase following a change in control on a date during the period from the close of business on a record date and ending on the opening of business on the first business day after the next interest payment date, or if this interest payment date is not a business day, the second business day after the interest payment date. As a result of the foregoing provisions, if the exception described in the preceding sentence does not apply and you surrender your notes for conversion on a date that is not an interest payment date, you will not receive any interest for the period from the interest payment date next preceding the date of conversion to the date of conversion or for any later period.

         We will not issue fractional shares of common stock upon conversion of notes. Instead, we will pay a cash amount based upon the closing market price of the common stock on the last trading day prior to the date of conversion.

         If the notes are called for redemption or are subject to purchase following a change in control, your conversion rights on the notes called for redemption or so subject to purchase will expire at the close of business on the last business day before the redemption date or purchase date, as the case may be, unless we default in the payment of the redemption price or purchase price. If you have submitted the notes for purchase upon a change in control, you may only convert the notes if you withdraw your election in accordance with the indenture.

         The conversion price will be adjusted upon the occurrence of:

         (1) the issuance of shares of our common stock as a dividend or distribution on our common stock;

         (2) the subdivision or combination of our outstanding common stock;

         (3) the issuance to all or substantially all holders of our common stock of rights or warrants entitling them for a period of not more than 60 days to subscribe for or purchase our common stock, or securities convertible into our common stock, at a price per share or a conversion price per share less than the then current market price per share, provided that the conversion price will be readjusted to the extent that such rights or warrants are not exercised prior to the expiration;

         (4) the distribution to all or substantially all holders of our common stock of shares of our capital stock, evidences of indebtedness or other non-cash assets, or rights or warrants, excluding:

                  - dividends, distributions and rights or warrants referred to in clause (1) or (3) above;

                  - dividends or distributions exclusively in cash referred to in clause (5) below; and

                  - distribution of rights to all holders of common stock pursuant to an adoption of a shareholder rights plan;

         (5) the dividend or distribution to all or substantially all holders of our common stock of all-cash distributions in an aggregate amount that together with (A) any cash and the fair market value of any other consideration payable in respect of any tender offer by us or any of our subsidiaries for our common stock consummated within the preceding 12 months not triggering a conversion price adjustment and (B) all other all-cash distributions to all or substantially all holders of our common stock made within the preceding 12 months not triggering a conversion price adjustment, exceeds an amount equal to 10% of our market capitalization on the business day immediately preceding the day on which we declare such distribution; and

         (6) the purchase of our common stock pursuant to a tender offer (within the meaning of the U.S. federal securities laws) made by us or any of our subsidiaries to the extent that the same involves aggregate consideration that together with (A) any cash and the fair market value of any other consideration payable in respect of any tender offer by us or any of our subsidiaries for our common stock consummated within the preceding 12 months not triggering a conversion price adjustment and (B) all-cash distributions to all or substantially all holders of our common stock made within the preceding 12 months not triggering a conversion price adjustment, exceeds an amount equal to 10% of our market capitalization on the expiration date of such tender offer.

         In the event of:

                  -        any reclassification of our common stock; or

                  -        a consolidation, merger or combination involving
                           Brooks; or

                  - a sale or conveyance to another person of the property and assets of Brooks as an entirety or substantially as an entirety,

in which holders of our outstanding common stock would be entitled to receive stock, other securities, other property, assets or cash for their common stock, holders of notes generally are entitled to convert their notes into the same type of consideration received by common stockholders immediately prior to one of these types of events.

         We are permitted to reduce the conversion price of the notes by any amount for a period of at least 20 days if our board of directors determines that such reduction would be in the best interest of Brooks. We are required to give at least 15 days prior notice of any reduction in the conversion price. We may also reduce the conversion price to avoid or diminish income tax to holders of our common stock in connection with a dividend or distribution of stock or similar event.

         You may, in some circumstances, be deemed to have received a distribution or dividend subject to United States federal income tax as a result of an adjustment or the non-occurrence of an adjustment to the conversion price.

         No adjustment in the conversion price is required unless it will result in a change in the conversion price of at least one percent. Any adjustment not made will be taken into account in subsequent adjustments. Except as stated above, we will not adjust the conversion price for the issuance of our common stock or any securities convertible into or exchangeable for our common stock or the right to purchase our common stock or such convertible or exchangeable securities.

SUBORDINATION OF NOTES

         The payment of the principal of, premium, if any, and interest on the notes is subordinated to the extent provided in the indenture to the prior payment in full, in cash or other payment satisfactory to the holders of senior indebtedness, of all senior indebtedness.

         Upon any distribution of our assets upon any dissolution, winding-up, liquidation or reorganization, or in bankruptcy, insolvency, receivership or similar proceedings, payment of the principal of, premium, if any, and interest (including any additional interest) on the notes is subordinated in right of payment to the prior payment in full, in cash or other payment satisfactory to the holders of senior indebtedness, of all senior indebtedness.

         In the event of any acceleration of the notes because of an event of default, the holders of any senior indebtedness then outstanding would be entitled to payment in full, in cash or other payment satisfactory to the holders of senior indebtedness, of all obligations with respect to such senior indebtedness before the holders of notes are entitled to receive any payment or other distribution. We are required to promptly notify holders of senior indebtedness if payment of the notes is accelerated because of an event of default.

         We also may not make any payment on the notes if:

         - a default in the payment of designated senior indebtedness occurs and is continuing beyond any applicable period of grace; or

         - any other default occurs and is continuing with respect to designated senior indebtedness that permits holders of the designated senior indebtedness to accelerate its maturity and the trustee receives a notice of such default, which we refer to as a payment blockage notice, from any person permitted to give this notice under the indenture.

         We may resume making payments on the notes:

         - in the case of a payment default, when the default is cured or waived or ceases to exist; and

         - in the case of a nonpayment default, the earlier of (1) when the default is cured or waived or ceases to exist and (2) 179 days after receipt of the payment blockage notice.

         No new period of payment blockage may be commenced pursuant to a payment blockage notice unless and until 365 days have elapsed since our receipt of the prior payment blockage notice.

         No default that existed on the date of delivery of any payment blockage notice to the trustee may be the basis for a subsequent payment blockage notice.

         By reason of the subordination provisions described above, in the event of our bankruptcy, dissolution or reorganization, holders of senior indebtedness may receive more, ratably, and the holders of notes may receive less, ratably, than the other creditors of Brooks. These subordination provisions will not prevent the occurrence of any event of default under the indenture. The indenture does not limit our ability to incur additional indebtedness, including senior indebtedness. The incurrence of significant amounts of additional debt could adversely affect our ability to service our debt, including the notes.

         A portion of our operations are or in the future may be conducted through subsidiaries. As a result, our cash flow and our ability to service our debt, including the notes, would depend upon the earnings of our subsidiaries. In addition, we would be dependent on the distribution of earnings, loans or other payments by our subsidiaries to us.

         Our subsidiaries are separate and distinct legal entities. Our subsidiaries have no obligation to pay any amounts due on the notes or to provide us with funds for our payment obligations, whether by dividends, distributions, loans or other payments. In addition, any payment of dividends, distributions, loans or advances by our subsidiaries to us could be subject to statutory or contractual restrictions. Payments to us by our subsidiaries will also be contingent upon our subsidiaries' earnings.

         Our right to receive any assets of any of our subsidiaries upon their liquidation or reorganization, and therefore the right of the holders of the notes to participate in those assets, will be structurally subordinated to the claims of that subsidiary's creditors, including trade creditors. In addition, even if we were a creditor of any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of our subsidiaries and any indebtedness of our subsidiaries senior to that held by us.

         As of June 30, 2001, we had approximately $18,096,149 of indebtedness outstanding that would constitute senior indebtedness. The indenture does not limit our ability or the ability of our subsidiaries to incur senior indebtedness or any other indebtedness.

CERTAIN DEFINITIONS

         "credit facility" means that certain Demand Promissory Note Agreement dated as of May 2, 2000 with ABN AMRO Bank N.V., including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended (including any amendment and restatement thereof), modified, renewed, refunded, replaced, refinanced or restructured (including, without limitation, any amendment increasing the amount of available borrowing thereunder) from time to time and whether with the same or any other agent, lender or group of lenders.

         "designated senior indebtedness" means the credit facility and any other particular senior indebtedness that expressly provides that such senior indebtedness is "designated senior indebtedness" for purposes of the indenture.

         "indebtedness" means:

     (1) all of our indebtedness, obligations and other liabilities, contingent or otherwise, for borrowed money, including:

         - overdrafts, foreign exchange contracts, currency exchange agreements, interest rate protection agreements, and any loans or advances from banks, whether or not evidenced by notes or similar instruments; or

         - credit or loan agreements, bonds, debentures, notes or other written obligations, whether or not the recourse of the lender is to all of our assets or to only a portion thereof; other than any account payable or other accrued current liability or obligation incurred in the ordinary course of business in connection with the obtaining of materials or services;

     (2) all of our reimbursement obligations and other liabilities, contingent or otherwise, with respect to letters of credit, bank guarantees or bankers' acceptances;

     (3) all of our obligations and liabilities, contingent or otherwise, in respect of leases required, in conformity with generally accepted accounting principles, to be accounted for as capitalized lease obligations on our balance sheet;

     (4) all of our obligations evidenced by a note or similar instrument given in connection with the acquisition of any businesses, properties or assets of any kind;

     (5) all of our obligations issued or assumed as the deferred purchase price of property or services, but excluding trade accounts payable and accrued liabilities arising in the ordinary course of business;

     (6) all of our obligations and other liabilities, contingent or otherwise, under any lease or related document, including a purchase agreement, in connection with the lease of real property or improvements (or any personal property included as part of any such lease) which provides that we are contractually obligated to purchase or cause a third party to purchase the leased property and thereby guarantee a residual value of leased property to the lessor and all of our obligations under such lease or related document to purchase or to cause a third party to purchase the leased property (whether or not such lease transaction is characterized as an operating lease or a capitalized lease in accordance with generally accepted accounting principles);

     (7) all of our obligations, contingent or otherwise, with respect to an interest rate, currency or other swap, cap, floor or collar agreement, hedge agreement, forward contract, or other similar instrument or agreement or foreign currency hedge, exchange, purchase or similar instrument or agreement;

     (8) all of our direct or indirect guarantees or similar agreements to purchase or otherwise acquire or otherwise assure a creditor against loss in respect of indebtedness, obligations or liabilities of another person of the kind described in clauses (1) through (7); and

     (9) any and all deferrals, renewals, extensions and refundings of, or amendments, modifications, supplements to, any indebtedness, obligation or liability of the kind described in clauses (1) through (8).

     "senior indebtedness" means the principal of, premium, if any, interest, including all interest accruing subsequent to the commencement of any bankruptcy or similar proceeding, whether or not a claim for post-petition interest is allowable as a claim in any such proceeding, and rent payable on or in connection with, and all fees, costs, expenses and other amounts accrued or due on or in connection with, indebtedness of Brooks whether secured or unsecured, absolute or contingent, due or to become due, outstanding on the date of the indenture or thereafter created, incurred, assumed, guaranteed or in effect guaranteed by Brooks, including all deferrals, renewals, extensions or refundings of, or amendments, modifications or supplements to, the foregoing, unless in the case of any particular indebtedness the instrument creating or evidencing the same or the assumption or guarantee thereof expressly provides that such indebtedness shall not be senior in right of payment to the notes or expressly provides that such indebtedness is on the same basis or junior to the notes.

         Senior indebtedness does not include any indebtedness of Brooks to any subsidiary of Brooks or any obligation for federal, state, local or other taxes.

PROVISIONAL REDEMPTION

         We may redeem any portion of the notes at any time prior to June 6, 2004 upon at least 20 and not more than 60 days' notice by mail to the holders of the notes, at a redemption price equal to $1,000 per note plus accrued and unpaid interest to but excluding the redemption date if (1) the closing price of our common stock has exceeded 150% of the conversion price for at least 20 trading days in any consecutive 30-day trading period ending on the trading day prior to the mailing of the notice of redemption and (2) the shelf registration statement covering resales of the notes and the common stock is effective and expected to remain effective and available for use for the 30 days following the redemption date, unless registration is no longer required.

         If we redeem the notes under these circumstances, we will make an additional "make whole" payment on the redeemed notes equal to $142.50 per $1,000 note, minus the amount of any interest actually paid on the note prior to the redemption date. We must make these "make whole" payments on all notes called for redemption, including notes converted after the date we mailed the notice. The "make whole" payment for notes converted shall not be reduced by accrued and unpaid interest. We may make these "make whole" payments, at our option, either in cash or in our common stock or a combination of cash and stock, if a shelf registration covering resales of such common stock is effective and expected to remain effective and available for use for the 30 days following the redemption date. We will specify the type of consideration for the "make whole" payment in the redemption notice. Payments made in our common stock will be valued at 97% of the average of the closing sales prices of our common stock for the five trading days ending on the day prior to the redemption date.

OPTIONAL REDEMPTION BY BROOKS

         Except as set forth under in the section herein entitled " -- Provisional Redemption," we may not redeem the notes at our option prior to June 6, 2004. Thereafter, we may redeem the notes at our option in whole, or in part, upon not less than 20 nor more than 60 days' notice by mail to holders of the notes.

         The redemption prices (expressed as a percentage of principal amount) are as follows for notes redeemed during the periods set forth below:

                    PERIOD                                                   REDEMPTION PRICE
                    ------                                                   ----------------
                    Beginning on June 6, 2004 through May 31, 2005.......        102.38%
                    Beginning on June 1, 2005 through May 31, 2006.......        101.58%
                    Beginning on June 1, 2006 through May 31, 2007.......        100.79%
                    Beginning on June 1, 2007 and thereafter.............        100.00%

         In each case, we will pay accrued interest to, but not including, the redemption date; provided that if the redemption date falls after an interest payment record date and on or before an interest payment date, then the interest payment shall be payable to holders of record on the relevant record date.

         If fewer than all of the notes are to be redeemed, the trustee will select the notes to be redeemed by lot, or in its discretion, on a pro rata basis. If any note is redeemed in part only, a new note in principal amount equal to the unredeemed principal portion will be issued. If a portion of your notes is selected for partial redemption and a holder converts a portion of their notes, the converted portion will be deemed to be of the portion selected for redemption.

         No sinking fund is provided for the notes.

PURCHASE OF NOTES AT YOUR OPTION UPON A CHANGE IN CONTROL

         If a change in control occurs, you have the right to require us to purchase all or any part of the notes 30 business days after the occurrence of a change in control at a purchase price equal to 100% of the principal amount of the notes plus accrued and unpaid interest to, but excluding, the purchase date. Notes submitted for purchase must be in a principal amount of $1,000 or multiples of $1,000.

         We will mail to the trustee and to each note holder a written notice of the change in control within 10 business days after the occurrence of a change in control. This notice will state:

         -        the terms and conditions of the change in control;

         - the procedures required for exercise of the change in control purchase feature; and

         -        the holder's right to require Brooks to purchase the notes.

         You must deliver written notice of your exercise of this purchase right to a paying agent at any time prior to the close of business on the business day prior to the change in control purchase date. The written notice must specify the notes for which the purchase right is being exercised. If you wish to withdraw this election, you must provide a written notice of withdrawal to the paying agent at any time prior to the close of business on the business day prior to the change in control purchase date.

         A change in control will be deemed to have occurred if any of the following occurs:

         - any "person" or "group" is or becomes the "beneficial owner," directly or indirectly, of shares of voting stock of Brooks representing 50% or more of the total voting power of all outstanding classes of voting stock of Brooks or such person or group has the power, directly or indirectly, to elect a majority of the members of the board of directors of Brooks;

         - Brooks consolidates with, or merges with or into, another person or Brooks sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of the assets of Brooks, or any person consolidates with, or merges with or into, Brooks, in any such event other than pursuant to a transaction in which the persons that "beneficially owned," directly or indirectly, the shares of voting stock of Brooks immediately prior to such transaction "beneficially own," directly or indirectly, shares of voting stock of Brooks, representing at least a majority of the total voting power of all outstanding classes of voting stock of the surviving or transferee person; or

         -        Brooks is dissolved or liquidated.

         However, a change in control will not be deemed to have occurred if either:

         - the last sale price of our common stock for any five trading days during the ten trading days immediately preceding the change in control is at least equal to 105% of the conversion price in effect on such day; or

         - in the case of a merger or consolidation, all of the consideration excluding cash payments for fractional shares in the merger or consolidation constituting the change in control consists of common stock traded on a United States national securities exchange or quoted on The Nasdaq National Market (or which will be so traded or quoted when issued or exchanged in connection with such change in control) and as a result of such transaction or transactions the notes become convertible solely into such common stock.

         For purposes of this change in control definition:

         - "person" or "group" have the meanings given to them for purposes of Sections 13(d) and 14(d) of the Exchange Act or any successor provisions, and the term "group" includes any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act, or any successor provision;

         - a "beneficial owner" will be determined in accordance with Rule 13d-3 under the Exchange Act, as in effect on the date of the indenture, except that the number of shares of voting stock of Brooks will be deemed to include, in addition to all outstanding shares of voting stock of Brooks and unissued shares deemed to be held by the "person" or "group" or other person with respect to which the change in control determination is being made, all unissued shares deemed to be held by all other persons;

         - "beneficially owned" has a meaning correlative to that of beneficial owner;

         - "unissued shares" means shares of voting stock not outstanding that are subject to options, warrants, rights to purchase or conversion privileges exercisable within 60 days of the date of determination of a change in control; and

         - "voting stock" means any class or classes of capital stock pursuant to which the holders of capital stock under ordinary circumstances have the power to vote in the election of the board of directors, managers or trustees of any person or other persons performing similar functions irrespective of whether or not, at the time capital stock of any other class or classes shall have, or might have, voting power by reason of the happening of any contingency.

         The term "all or substantially all" as used in the definition of change in control will likely be interpreted under applicable state law and will be dependent upon particular facts and circumstances. There may be a degree of uncertainty in interpreting this phrase. As a result, we cannot assure you how a court would interpret this phrase under applicable law if you elect to exercise your rights following the occurrence of a transaction which you believe constitutes a transfer of "all or substantially all" or our assets.

         We will:

         - comply with the provisions of Rule 13e-4 and Rule 14e-1, if applicable, under the Exchange Act;

         - file a Schedule TO or any successor or similar schedule if required under the Exchange Act; and

         - otherwise comply with all federal and state securities laws in connection with any offer by us to purchase the notes upon a change in control.

         This change in control purchase feature may make more difficult or discourage a takeover of Brooks and the removal of incumbent management. However, we are not aware of any specific effort to accumulate shares of our common stock or to obtain control of us by means of a merger, tender offer, solicitation or otherwise. In addition, the change in control purchase feature is not part of a plan by management to adopt a series of anti-takeover provisions. Instead, the change in control purchase feature is a result of negotiations between us and the initial purchasers of the notes.

         We could, in the future, enter into certain transactions, including recapitalizations, that do not constitute a change in control but would increase the amount of indebtedness, including senior indebtedness, outstanding or otherwise adversely affect a holder. Neither we nor our subsidiaries are prohibited from incurring indebtedness, including senior indebtedness, under the indenture. The incurrence of significant amounts of additional indebtedness could adversely affect our ability to service our debt, including the notes.

         We may not repurchase any note at any time when the subordination provisions of the indenture otherwise would prohibit us from making such repurchase. If we fail to repurchase the notes when required, this failure will constitute an event of default under the indenture whether or not repurchase is permitted by the subordination provisions of the indenture.

         If a change in control were to occur, we may not have sufficient funds to pay the change in control purchase price for the notes tendered by holders. In addition, we may in the future incur indebtedness that has similar change of control provisions that permit holders of that debt to accelerate or require us to repurchase that indebtedness upon the occurrence of events similar to a change in control. Our failure to repurchase the notes upon a change in control will result in an event of default under the indenture, whether or not the purchase is permitted by the subordination provisions of the indenture.

EVENTS OF DEFAULT

         Each of the following will constitute an event of default under the indenture:

         (1) we fail to pay principal or premium, if any, on any note when due, whether or not prohibited by the subordination provisions of the indenture;

         (2) we fail to pay any interest on any note when due if such failure continues for 30 days, whether or not prohibited by the subordination provisions of the indenture;

         (3) we fail to perform any other covenant required of us in the indenture if such failure continues for 60 days after notice is given in accordance with the indenture;

         (4) we fail to pay the purchase price of any note when due, whether or not prohibited by the subordination provisions of the indenture;

         (5)      we fail to provide timely notice of a change in control; or

         (6) certain events in bankruptcy, insolvency or reorganization of Brooks.

         If an event of default, other than an event of default described in clause (6) above, occurs and is continuing, either the trustee or the holders of at least 25% in aggregate principal amount of the outstanding notes may declare the principal amount of the notes to be due and payable immediately. If an event of default described in clause (6) above occurs, the principal amount of the notes will automatically become immediately due and payable. Any payment by us on the notes following any such acceleration will be subject to the subordination provisions described above.

         After any such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of the notes may, under certain circumstances, rescind and annul such acceleration.

         Subject to the trustee's duties in the case of an event of default, the trustee will not be obligated to exercise any of its rights or powers at the request of the holders, unless the holders have offered to the trustee reasonable indemnity. Subject to the trustee's indemnification, the holders of a majority in aggregate principal amount of the outstanding notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the notes.

         No holder will have any right to institute any proceeding under the indenture, or for the appointment of a receiver or a trustee, or for any other remedy under the indenture unless:

         - the holder has previously given to the trustee written notice of a continuing event of default;

         - the holders of at least 25% in aggregate principal amount of the outstanding notes have made a written request and have offered reasonable indemnity to the trustee to institute such proceeding as trustee;

         - the trustee has not complied with the request within 60 days after receipt of the request and the offer of security or indemnity; and

         - the holders of a majority in principal amount of the outstanding notes have not given the trustee a direction inconsistent with the request within the 60-day period.

         However, these limitations do not apply to a suit instituted by a holder for the enforcement of payment of the principal of or any premium or interest on any note on or after the applicable due date or the right to convert the note.

         Generally, the holders of not less than a majority of the aggregate principal amount of outstanding notes may waive any default or event of default unless:

         - we fail to pay principal, premium or interest on any note when due;

         -        we fail to convert any note into common stock; or

         - we fail to comply with any of the provisions of the indenture that would require the consent of the holder of each outstanding note affected.

         We are required to furnish to the trustee, on an annual basis, a statement by our officers as to whether or not Brooks, to the officer's knowledge, is in default in the performance or observance of any of the terms, provisions and conditions of the indenture, specifying any known defaults.

MODIFICATION AND WAIVER

         We and the trustee may make certain modifications and amendments to the indenture or the notes without notice to or the consent of any holder, including modifications or amendments to comply with the merger provisions described in the indenture, to provide for uncertificated notes in addition to or in place of certificated notes, to comply with the provisions of the Trust Indenture Act, to appoint a successor trustee, to cure any ambiguity, defect or inconsistency, or to make any other change that does not adversely affect the rights of the holders.

         We and the trustee may make other modifications and amendments to the indenture or the notes with the consent of the holders of a majority in aggregate principal amount of the outstanding notes.

         However, neither we nor the trustee may make any modification or amendment without the consent of the holder of each outstanding note if such modification or amendment would:

         - change the stated maturity of the principal of or interest on any note;

         - reduce the principal amount of, or any premium or interest on, any note;

         - reduce the amount of principal payable upon acceleration of the maturity of any note;

         - change the place or currency of payment of principal of, or any premium or interest on, any note;

         - impair the right to institute suit for the enforcement of any payment on, or with respect to, any note;

         - modify the subordination provisions in a manner materially adverse to the holders of notes;

         - adversely affect the right of holders to convert notes other than as provided in or under the indenture;

         - reduce the percentage in principal amount of outstanding notes required for modification or amendment of the indenture;

         - reduce the percentage in principal amount of outstanding notes necessary for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults; or

         -        modify the foregoing requirements.

CONSOLIDATION, MERGER AND SALE OF ASSETS

         We may not consolidate with or merge into any other person, in a transaction in which we are not the surviving corporation, or convey, transfer or lease our properties and assets substantially as an entirety to any successor person, unless:

         - the successor person, if any, is a corporation or limited liability company organized and existing under the laws of the United States, or any state of the United States, and assumes our obligations on the notes and under the indenture;

         - immediately after giving effect to the transaction, no default or event of default shall have occurred and be continuing; and

         -        other conditions specified in the indenture are met.

REGISTRATION RIGHTS

         We have agreed to file a shelf registration statement under the Securities Act within 90 days after the first date of original issuance of the notes to register resales of the notes and the shares of common stock into which the notes are convertible, referred to as registrable securities. We will use commercially reasonable efforts to have this shelf registration statement declared effective within 180 days after the first date of original issuance of the notes, and to keep it effective until the earliest of:

         (1)      two years after the effective date;

         (2) the date when all registrable securities shall have been registered under the Securities Act and disposed of; and

         (3) the date on which all registrable securities (other than those held by affiliates of Brooks) are eligible to be sold to the public pursuant to Rule 144(k) under the Securities Act.

         We will be permitted to suspend the use of the prospectus which is a part of the registration statement for a period not to exceed 90 consecutive days or an aggregate of 120 days in any twelve-month period under certain circumstances relating to pending corporate developments, public filings with the Securities and Exchange Commission and similar events.

         A holder of registrable securities that sells registrable securities pursuant to the shelf registration statement generally is required to provide information about itself and the specifics of the sale, be named as a selling security holder in the related prospectus and deliver a prospectus to purchasers, be subject to relevant civil liability provisions under the Securities Act in connection with such sales and be bound by the provisions of the registration rights agreements which are applicable to such holder.

         If:

         (1) on or prior to the 90th day after the first date of original issuance of the notes, the shelf registration statement has not been filed with the SEC;

         (2) on or prior to the 180th day after the first date of original issuance of the notes, the shelf registration statement has not been declared effective by the SEC;

         (3) we fail with respect to a note holder that supplies the appropriate selling stockholder questionnaire to supplement the shelf registration statement in a timely manner in order to name additional selling securities holders; or

         (4) after the shelf registration statement has been declared effective, such shelf registration statement ceases to be effective or fails to be usable in connection with resales of notes and the common stock issuable upon the conversion of the notes in accordance with and during the periods specified in the registration rights agreement and (A) we do not cure the shelf registration statement within five business days by a post-effective amendment or a report filed pursuant to the Exchange Act or (B) if applicable, we do not terminate the suspension period described above by the 90th day, as the case may be;

(each such event referred to in clauses (1) through (4), a registration default), additional interest will accrue daily on registrable securities over and above the rate set forth in the title of the notes, from and including the date on which any such registration default shall occur to but excluding the date on which all registration defaults have been cured, at the annual rate of 0.5% for the notes or, if applicable, on an equivalent basis per share (subject to adjustment in the case of stock splits, stock recombinations, stock dividends and the like) of common stock constituting registrable securities. We have no other liabilities for monetary damages with respect to our registration obligations. With respect to each holder, our obligations to pay additional interest remain in effect only so long as the notes and the common stock issuable upon the conversion of the notes held by the holder are "registrable securities" within the meaning of the registration rights agreement.

         We will pay all expenses of the shelf registration statement, provide each holder that is selling registrable securities pursuant to the shelf registration statement copies of the related prospectus and take other actions as are required to permit, subject to the foregoing, registered resales of the registrable securities.

SATISFACTION AND DISCHARGE

         We may discharge our obligations under the indenture while notes remain outstanding if (1) all outstanding notes will become due and payable at their scheduled maturity within 90 days or (2) all outstanding notes have been called for redemption within 90 days, and, in either case, we have deposited with the trustee an amount sufficient to pay and discharge all outstanding notes on the date of their scheduled maturity or the scheduled date of redemption.

TRANSFER AND EXCHANGE

         We have initially appointed the trustee as security registrar, paying agent and conversion agent acting through its corporate trust office. We reserve the right to:

         - vary or terminate the appointment of the security registrar, paying agent or conversion agent;

         -        appoint additional paying agents or conversion agents; or


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
         - approve any change in the office through which any security registrar or any paying agent or conversion agent acts.

PURCHASE AND CANCELLATION

         All notes surrendered for payment, redemption, registration of transfer or exchange or conversion shall, if surrendered to any person other than the trustee, be delivered to the trustee. All notes delivered to the trustee shall be cancelled promptly by the trustee. No notes shall be authenticated in exchange for any notes cancelled as provided in the indenture.

         We may, to the extent permitted by law, purchase notes in the open market or by tender offer at any price or by private agreement. Any notes purchased by us may, to the extent permitted by law, be reissued or resold or may, at our option, be surrendered to the trustee for cancellation. Any notes surrendered for cancellation may not be reissued or resold and will be promptly cancelled.

REPLACEMENT OF NOTES

         We will replace mutilated, destroyed, stolen or lost notes at your expense upon delivery to the trustee of the mutilated notes, or evidence of the loss, theft or destruction of the notes satisfactory to us and the trustee. In the case of a lost, stolen or destroyed note, indemnity satisfactory to the trustee and us may be required at the expense of the holder of such note before a replacement note will be issued.

GOVERNING LAW

         The indenture and the notes will be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of laws principles.

THE TRUSTEE

         State Street Bank and Trust Company has agreed to serve as the trustee under the indenture. The trustee will be permitted to deal with us and any of our affiliates with the same rights as if it were not trustee. However, under the Trust Indenture Act, if the trustee acquires any conflicting interest and there exists a default with respect to the notes, the trustee must eliminate such conflicts or resign. State Street Bank and Trust Company has, on a number of occasions in connections with acquisitions by us, served on an arm's length basis as escrow agent in connection with indemnification and expense obligations of the sellers of a number of the companies we have acquired. It is possible State Street Bank and Trust Company will, in the future, serve as escrow agent in connection with future acquisitions by us.

         The holders of a majority in principal amount of all outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy or power available to the trustee. However, any such direction may not conflict with any law or the indenture, may not be unduly prejudicial to the rights of another holder or the trustee and may not involve the trustee in personal liability.

BOOK-ENTRY, DELIVERY AND FORM

         We initially issued the notes in the form of one or more global securities. The global security was deposited with the trustee as custodian for DTC and registered in the name of a nominee of DTC. Except as set forth below, the global security may be transferred, in whole and not in part, only to DTC or another nominee of DTC. The note holders may hold their beneficial interests in the global security directly through DTC if they have an account with DTC or indirectly through organizations which have accounts with DTC. Notes in definitive certificated form (called "certificated securities") will be issued only in certain limited circumstances described below.


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
         DTC has advised us that it is:

         - a limited purpose trust company organized under the laws of the State of New York;

         -        a member of the Federal Reserve System;

         - a "clearing corporation" within the meaning of the New York Uniform Commercial Code; and

         -        a "clearing agency" registered pursuant to the provisions of
                  Section 17A of the Exchange Act.

         DTC was created to hold securities of institutions that have accounts with DTC (called "participants") and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers, which may include the initial purchasers of the notes, banks, trust companies, clearing corporations and certain other organizations. Access to DTC's book-entry system is also available to others such as banks, brokers, dealers and trust companies (called "indirect participants") that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

         Pursuant to procedures established by DTC, upon the deposit of the global security with DTC, DTC credited on its book-entry registration and transfer system the principal amount of notes represented by such global security to the accounts of participants. The accounts to be credited were designated by the initial purchasers. Ownership of beneficial interests in the global security is limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the global security is shown on, and the transfer of those ownership interests may be effected only through, records maintained by DTC (with respect to participants' interests), the participants and the indirect participants. The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. These limits and laws may impair the ability to transfer or pledge beneficial interests in the global security.

         Beneficial owners of interests in global securities who desire to convert their interests into common stock should contact their brokers or other participants or indirect participants through whom they hold such beneficial interests to obtain information on procedures, including proper forms and cut-off times, for submitting requests for conversion.

         So long as DTC, or its nominee, is the registered owner or holder of a global security, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the notes represented by the global security for all purposes under the indenture and the notes. In addition, no beneficial owner of an interest in a global security will be able to transfer that interest except in accordance with the applicable procedures of DTC. Except as set forth below, as an owner of a beneficial interest in the global security, you will not be entitled to have the notes represented by the global security registered in your name, will not receive or be entitled to receive physical delivery of certificated securities and will not be considered to be the owner or holder of any notes under the global security. We understand that under existing industry practice, if an owner of a beneficial interest in the global security desires to take any action that DTC, as the holder of the global security, is entitled to take, DTC would authorize the participants to take such action and the participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

         We will make payments of principal of, premium, if any, and interest (including any additional interest) on the notes represented by the global security registered in the name of and held by DTC or its nominee to DTC or its nominee, as the case may be, as the registered owner and holder of the global security. Neither we, the trustee nor any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.


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
         We expect that DTC or its nominee, upon receipt of any payment of principal of, premium, if any, or interest (including any additional interest) on the global security, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global security as shown on the records of DTC or its nominee. We also expect that payments by participants or indirect participants to owners of beneficial interests in the global security held through such participants or indirect participants will be governed by standing instructions and customary practices and will be the responsibility of such participants or indirect participants. We will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the global security for any note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests or for any other aspect of the relationship between DTC and its participants or indirect participants or the relationship between such participants or indirect participants and the owners of beneficial interests in the global security owning through such participants.

         Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.

         DTC has advised us that it will take any action permitted to be taken by a holder of notes only at the direction of one or more participants to whose account the DTC interests in the global security is credited and only in respect of such portion of the aggregate principal amount of notes as to which such participant or participants has or have given such direction. However, if DTC notifies us that they are unwilling to be a depository for the global security or ceases to be a clearing agency or there is an event of default under the notes, DTC will exchange the global security for certificated securities which it will distribute to its participants and which will be legended, if required.

         Although DTC is expected to follow the foregoing procedures in order to facilitate transfers of interests in the global security among participants of DTC, they are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility or liability for the performance by DTC or the participants or indirect participants of their respective obligations under the rules and procedures governing their respective operations.

                          DESCRIPTION OF CAPITAL STOCK

     Our authorized capital stock consists of 43,000,000 shares of common stock, par value $0.01 per share, and 1,000,000 shares of preferred stock, par value $0.01 per share.

BROOKS COMMON STOCK

     As of August 17, 2001, there were 18,888,702 shares of our common stock outstanding. These shares were held of record by approximately 326 stockholders.

     Our common stockholders are entitled to one vote per share on all matters to be voted on by stockholders. They are entitled to receive dividends, if any, as declared by our board of directors from legally available funds. In the event of our liquidation, dissolution or winding up, the holders of our common stock are entitled to share ratably in all assets available for distribution to the stockholders, subject to prior distribution rights of our preferred stock, if any, then outstanding. Our common stock has no preemptive or other subscription rights, and there are no conversion rights or redemption or sinking fund provisions with respect to such shares. Our common stockholders do not have cumulative voting rights in the election of directors. All of the shares of our common stock are fully paid and nonassessable.

PREFERRED STOCK

     Our board of directors, without further stockholder approval, has the authority to issue shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series. No shares of preferred stock are outstanding and we have no present plans to issue any of our preferred stock.

POSSIBLE ANTITAKEOVER EFFECTS

Certificate of Incorporation and Bylaws

     Our certificate of incorporation includes several other provisions in addition to our preferred stock which may have the effect of preventing changes in our management. These provisions may make an unfriendly tender offer, proxy contest, merger or other change in control of us more difficult. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by our board of directors and to discourage certain types of transactions that may involve a change in control. These provisions are also designed to reduce our vulnerability to unsolicited acquisition proposals and to discourage certain tactics that may be used in proxy fights. These provisions, however, could have the effect of discouraging others from making tender offers for the shares of our common stock and, as a consequence, they also may inhibit fluctuations in the market price of the shares of our common stock which could result from actual or rumored takeover attempts.

     Our certificate of incorporation contains a so-called "anti-greenmail" provision. The provision is intended to discourage speculators who accumulate beneficial ownership of a significant block of stock of a company and then, under the threat of making a tender offer or instigating a proxy contest or some other corporate disruption, succeed in extracting from the company a premium price to repurchase the shares acquired by the speculator. This tactic has become known as greenmail. The anti-greenmail provision prohibits us from purchasing any shares of our common stock from a related person, who has beneficially owned such common stock or right to purchase such common stock for less than two years prior to the date of such purchase, at a per share price in excess of the fair market value at the time of the purchase unless the purchase is approved by the holders of two-thirds of the outstanding shares of our common stock, excluding any votes cast by the related person. The term "related person" means any person who acquires more than five percent of our voting stock. Shareholder approval is not required for such purchases when the offer is made available on the same terms to all holders of shares of our common stock or

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

when the purchases are effected on the open market.

     Our certificate of incorporation also provides that all stockholder action must be effected at a duly called meeting and not by written consent, and that certain stockholder proposals may only be approved by the holders of 80% of the shares of stock entitled to vote on the proposal. In addition, our bylaws do not permit our stockholders to call a special meeting of stockholders.

     The authority of the our board of directors to issue authorized but unissued shares of our common stock might be considered as having the effect of discouraging an attempt by another person or entity to effect a takeover or otherwise gain control of us, since the issuance of additional shares of our common stock would dilute the voting power of our common stock then outstanding.

Rights Agreement

     Our board of directors has adopted a rights plan. As a result, we issued one purchase right for each outstanding share of common stock. One purchase right will be issued for each additional share of common stock that we issue, including shares issuable upon conversion of the notes. The rights become exercisable if, without the prior approval of our board of directors, a person or group acquires 15% or more of our outstanding common stock or commences or announces a tender or exchange offer which would result in such ownership. Each right that becomes exercisable entitles the registered holder to purchase one one-thousandth of a share of our junior participating preferred stock at a purchase price of $135 per one-thousandth of a share, subject to adjustment.

     If, after the rights become exercisable, we were to be acquired through a merger or other business combination transaction or 50% or more of our assets or earning power were sold, each right would permit the holder to purchase, for the purchase price, common stock of the surviving company having a market value of twice the purchase price.

     The rights expire on July 31, 2007, unless earlier redeemed or exchanged by us. The purchase price payable and the shares of preferred stock issuable upon exercise of the rights are subject to adjustment as described in the rights agreement. In addition, our board of directors retains the authority to redeem, at $0.001 per right, the rights at any time prior to the acquisition by a person or group of 15% or more of our outstanding common stock.

Section 203 of Delaware Law

     We are subject to the provisions of Section 203 of the Delaware General Corporation Law. Section 203 prohibits publicly held Delaware corporations from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Generally, an "interested stockholder" is a person who, together with affiliates and associates, owns or was, within the three year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder, an owner of 15% or more of a corporation's voting stock. These provisions could have the effect of delaying, deferring or preventing a change in control of our company or reducing the price that certain investors might be willing to pay in the future for shares of our common stock.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for our common stock is EquiServe LP.




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





                          U.S. FEDERAL TAX CONSEQUENCES

     This section summarizes some of the U.S. federal income tax considerations relating to the purchase, ownership, and disposition of the notes and of common stock into which the notes may be converted. This summary does not provide a complete analysis of all potential tax considerations. The information provided below is based on existing authorities. These authorities may change, or the Internal Revenue Service (the "IRS") might interpret the existing authorities differently. In either case, the tax consequences of purchasing, owning or disposing of notes or common stock could differ from those described below. Except as specifically stated below, the summary applies only to "U.S. Holders" that purchase notes in the offering at their issue price and hold the notes or common stock as "capital assets" (generally, for investment). For this purpose, U.S. Holders include individual citizens or residents of the United States and corporations (or entities treated as corporations for U.S. federal income tax purposes) organized under the laws of the United States or any state or the District of Columbia. Trusts are U.S. Holders if they are subject to the primary supervision of a U.S. court and the control of one or more U.S. persons with respect to substantial trust decisions. An estate is a U.S. Holder if the income of the estate is subject to U.S. federal income taxation regardless of the source of the income. The term "Non-U.S. Holder" means a holder that is not a U.S. Holder. This summary describes some, but not all, of the special rules applicable to Non-U.S. Holders. The tax treatment of a holder of notes or common stock may vary depending on such holder's particular situation. This summary does not address all of the tax consequences that may be relevant to you in light of your particular circumstances, including but not limited to the application of the alternative minimum tax or rules applicable to taxpayers in special circumstances. Special rules may apply, for instance, to banks and financial institutions, insurance companies, S corporations, broker-dealers, tax-exempt organizations, persons who hold notes or common stock as part of a hedge, conversion or constructive sale transaction, straddle or other risk reduction transaction, to persons that have a "functional currency" other than the U.S. dollar, or to persons subject to taxation as expatriates. Furthermore, in general, this discussion does not address the tax consequences applicable to holders that are treated as partnerships or other pass-through entities for U.S. federal income tax purposes. This summary is based on the U.S. federal income tax law in effect as of the date hereof, which is subject to change, possibly on a retroactive basis. Finally, the summary does not describe the effect of the federal estate tax laws on U.S. Holders or the effects of any other federal or any applicable foreign, state, or local tax laws.

     PLEASE CONSULT YOUR OWN TAX ADVISOR REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR SITUATION AND THE CONSEQUENCES OF OTHER FEDERAL TAX LAWS, FOREIGN, STATE, OR LOCAL TAX LAWS, AND TAX TREATIES.

U.S. HOLDERS

     The following rules apply to you if you are a U.S. Holder.

Taxation of Interest

     U.S. Holders will be required to recognize as ordinary income any interest paid or accrued on the notes, in accordance with their regular method of accounting for U.S. federal income tax purposes. In general, if a holder of a debt instrument may receive payments other than fixed periodic interest that exceed the issue price of the instrument, the holder may be required to recognize additional interest as "original issue discount" over the term of the instrument. We believe that the notes will not be issued with original issue discount. If the price of our common stock exceeds 150% of the conversion price of the notes during a prescribed period, and certain other conditions are met regarding the registration of the notes and common stock, we will be able to call the notes for redemption at a price that will include an additional amount in excess of their principal amount. The original issue discount regulations allow contingent payments such as this to be disregarded in computing a holder's interest income if the contingency is either "incidental" or "remote." If we exercise our provisional redemption right, it is likely that holders of the notes would convert the notes into common stock. Therefore, we believe that the possibility that we will pay the prescribed redemption premium is remote. Our determination that this contingency is

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

incidental or remote is binding on holders unless they disclose their contrary position. Our determination, however, is not binding on any taxing authority. If we pay a redemption premium in connection with our exercise of our provisional redemption right, the premium would more likely than not be treated as capital gain. In addition, the conversion rights should not constitute a contingent payment under the original issue discount regulations, and therefore should not cause the notes to have original issue discount.

     Under the terms of the notes, if a note holder converts a note into our common stock after the record date but prior to the interest payment date, the note holder is obligated to pay us funds equal to the interest payable on the converted principal amount. The tax consequences to the note holder of the receipt and repayment of interest are uncertain. We believe that neither the receipt nor the repayment should be taken into account in computing the note holder's taxable income. A taxing authority, however, may require the note holder to recognize ordinary income in an amount equal to the interest received. In that case, the note holder should be allowed an offsetting deduction for the repayment. The note holder, however, may be required to capitalize (rather than deduct) the repaid interest payment as an addition to tax basis in the common stock received in the conversion, or may otherwise be subject to certain limitations on the deductibility of interest.

Sale, Exchange or Redemption of the Notes

     U.S. Holders will generally recognize capital gain or loss if the holder disposes of a note in a sale, redemption or exchange (other than a conversion) of the note into common stock. The note holder's gain or loss will equal the difference between the proceeds received by the note holder and the note holder's adjusted tax basis in the note. The proceeds received by the note holder will include the amount of any cash and the fair market value of any other property received for the note. The note holder's tax basis in the note will generally equal the amount the note holder paid for the note. The portion of any proceeds that is attributable to accrued interest will not be taken into account in computing capital the note holder's gain or loss. Instead, that portion of the proceeds will be recognized as ordinary interest income to the extent that it was not previously included the accrued interest in income. The gain or loss recognized by a note holder on a disposition of the note will be long-term capital gain or loss if the holder held the note for more than one year. Long-term capital gains of individual taxpayers are generally taxed at a maximum rate of 20 percent, or 18 percent for assets acquired after the year 2000 and held for more than five years. The deductibility of capital losses is subject to limitations.

Conversion of the Notes

     A U.S. Holder generally will not recognize any income, gain or loss on converting a note into common stock. If the note holder receives cash in lieu of a fractional share of stock, however, the note holder will be treated as if he received the fractional share and then had the fractional share redeemed for the cash. The note holder would recognize gain or loss equal to the difference between the cash received and that portion of his basis in the stock attributable to the fractional share. The note holder's aggregate basis in the common stock will equal the adjusted basis in the note (less the basis allocable to the fractional share). The holding period for the stock will include the period during which the note holder held the note.

Dividends on Common Stock

     If, after a U.S. Holder converts a note into common stock, we make a distribution in respect of that stock, the distribution will be treated as a dividend, taxable to the U.S. Holder as ordinary income, to the extent it is paid from our current or accumulated earnings and profits. If the distribution exceeds our current and accumulated earnings and profits, the excess will be treated first as a tax-free return of the note holder's investment, up to its basis in the common stock. Any remaining excess will be treated as capital gain. If a note holder is a U.S. corporation, it may be able to claim a deduction equal to a portion of any dividends received.

Adjustment of Conversion Rate

     The terms of the notes allow for changes in the conversion price of the notes in certain circumstances. A change in the conversion price that allows note holders to receive more shares of common stock on conversion may increase the note holders' proportionate interests in our earnings and profits or assets. In that case, the note holders may be treated as though they received a dividend in the form of our stock. Such a constructive stock dividend could be taxable to the note holders, although they would not actually receive any cash or other property. A taxable constructive stock dividend would result, for example, if the conversion price is adjusted to compensate note holders for distributions of cash or property to our shareholders. Not all changes in the conversion price that allow note holders to receive more stock on conversion, however, increase the note holders' proportionate interests in Brooks. For instance, a change in the conversion price could simply prevent the dilution of the note holders' interests upon a stock split or other change in capital structure. Changes of this type, if made by a bona fide, reasonable adjustment formula, are not treated as constructive stock dividends. Conversely, if an event occurs that dilutes the note holders' interests and the conversion price is not adjusted, the resulting increase in the proportionate interests of our shareholders could be treated as a taxable stock dividend to them. Any taxable constructive stock dividends resulting from a change to, or failure to change, the conversion price would be treated like distributions paid in cash or other property. They would result in ordinary income to the recipient, to the extent of our current or accumulated earnings and profits, with any excess treated as a tax-free return of capital up to the recipient's tax basis and then as capital gain.

Sale of Common Stock

     U.S. Holders will generally recognize capital gain or loss on a sale or exchange of common stock. A U.S. Holder's gain or loss will equal the difference between the proceeds received by the holder and the holder's adjusted tax basis in the stock. The proceeds received by the holder will include the amount of any cash and the fair market value of any other property received for the stock. The gain or loss recognized by a holder on a sale or exchange of stock will be long-term capital gain or loss if they hold the stock for more than one year. In the case of individuals, long-term capital gains are generally taxed at a maximum rate of 20 percent, or 18 percent for assets acquired after the year 2000 and held for more than five years. The deductibility of capital losses is subject to limitations.

SPECIAL TAX RULES APPLICABLE TO NON-U.S. HOLDERS

     The following rules apply to you if you are a Non-U.S. Holder.

Taxation of Interest

     Payments of interest to nonresident persons or entities are generally subject to U.S. federal withholding tax at a rate of 30 percent of the amount of interest, collected by means of withholding by the payor. Payments of interest on the notes to most Non-U.S. Holders, however, will qualify as "portfolio interest," and thus will be exempt from the withholding tax, if the holders certify their nonresident status as described below. The portfolio interest exception will not apply to payments of interest to a note holder that:

     - owns, directly or indirectly, 10 percent or more of the total combined voting power of all classes of our stock entitled to vote; or

     -    is a "controlled foreign corporation" that is related to us.

     In general, a foreign corporation is a controlled foreign corporation if more than 50 percent of its stock is owned, directly or indirectly, by one or more U.S. persons that each owns, directly or indirectly, 10 percent or more of the total combined voting power of all classes of stock entitled to vote. If a note holder is a bank investing in the notes as an extension of credit made pursuant to a loan agreement entered into in the ordinary course of your trade or business, such note holder should consult their own tax advisor regarding their investment in the notes. Even if the portfolio interest exemption does not apply, U.S. federal withholding tax may be reduced or eliminated under an applicable treaty assuming the note holder properly certifies their entitlement of the benefit under the treaty.

     The portfolio interest exception and several of the special rules for Non-U.S. Holders described below apply only if a note holder certifies its nonresident status. Note holders can meet this certification requirement by providing a Form W-8BEN or appropriate substitute form to us, or our paying agent. If a note holder holds the note through a financial institution or other agent acting on their behalf, it will be required to provide appropriate documentation to the agent. The note holder's agent will then be required to provide certification to us or our paying agent, either directly or through other intermediaries.

Sale, Exchange or Redemption of the Notes

     Non-U.S. Holders generally will not be subject to U.S. federal income tax on any gain realized on the sale, exchange, or other disposition of notes. This general rule, however, is subject to several exceptions. For example, the gain would be subject to U.S. federal income tax if:

     - the gain is effectively connected with the conduct by the Non-U.S. Holder of a U.S. trade or business;

     - the Non-U.S. Holder was a citizen or long-term resident of the United States subject to special rules that apply to expatriates; or

     - the Non-U.S. Holder is an individual present in the United States for 183 days or more in the year of such sale, exchange or disposition and certain other requirements are met.

Conversion of the Notes

     Non-U.S. Holders generally will not recognize any income, gain or loss on converting a note into common stock.

Dividends on Common Stock

     Dividends paid to Non-U.S. Holders on common stock received on conversion of a note will generally be subject to U.S. withholding tax at a 30 percent rate. The withholding tax might not apply, however, or might apply at a reduced rate, under the terms of a tax treaty between the United States and the Non-U.S. Holder's country of residence. In order to claim the benefits of a tax treaty, a Non-U.S. Holder must demonstrate its entitlement to treaty benefits by certifying its nonresident status. Some of the common means of meeting this requirement are described above under "Special Tax Rules Applicable to Non-U.S. Holders -- Taxation of Interest."

Sale of Common Stock

     Non-U.S. Holders will generally not be subject to U.S. federal income tax on any gain realized on the sale, exchange, or other disposition of common stock. This general rule, however, is subject to exceptions, some of which are described above under "Special Tax Rules Applicable to Non-U.S. Holders -- Sale, Exchange or Redemption of the Notes."

Income or Gains Effectively Connected With a U.S. Trade or Business

     The preceding discussion of the tax consequences of the purchase, ownership and disposition of notes or common stock by a Non-U.S. Holder assumes that the holder is not engaged in a U.S. trade or business. If any interest on the notes, dividends on common stock, or gain from the sale, exchange or other disposition of the notes or common stock is effectively connected with a U.S. trade or business conducted by a note holder, then the income or gain will be subject to U.S. federal income tax at the regular graduated rates. If the Non-U.S. Holder is eligible for the benefits of a tax treaty between the United States and their country of residence, any "effectively connected" income or gain generally will be subject to U.S. federal income tax only if it is also attributable to a permanent establishment maintained by the note holder in the United States. Payments of interest or dividends that are effectively connected with a U.S. trade or business, and therefore included in a note holder's gross income, will not be subject to the 30 percent withholding tax. To claim this exemption from withholding, a note holder must certify its qualification, which can be done by filing a Form W-8ECI. If a note holder is a foreign corporation, its income effectively connected with a U.S. trade or business would generally be subject to an additional "branch profits tax." The branch profits tax rate is generally 30 percent, although an applicable tax treaty might provide for a lower rate.

United States Real Property Holding Corporation Status

     The Foreign Investment in Real Property Tax Act ("FIRPTA") rules may apply to a sale, exchange or other disposition of notes or common stock if we are, or were within five years before the transaction, a "United States real property holding corporation" ("USRPHC"). In general, we would be a USRPHC if interests in U.S. real estate comprised most of our assets. We do not believe that we are a USRPHC or that we will become one in the future. The FIRPTA rules would apply to a disposition by a Non-U.S. Holder only if we otherwise were a USRPHC and (i) in the case of common stock, such holder owned, directly or indirectly, more than 5 percent of our common stock within five years before the disposition of the common stock and (ii) in the case of the notes, such holder owned, directly or indirectly, notes which, as of any date on which such notes were acquired by such holder, had a fair market value greater than the fair market value on that date of 5 percent of our common stock (or, possibly, of the regularly traded class of stock with the lowest fair market value). If all of these conditions were met, and the FIRPTA rules applied to the sale, exchange, or other disposition of notes or common stock by such holder, then any gain recognized by such holder would be treated as effectively connected with a U.S. trade or business, and would thus be subject to U.S. federal income tax.

U.S. Federal Estate Tax

     The estates of nonresident alien individuals are subject to U.S. federal estate tax on property with a U.S. situs. The notes will not be U.S. situs property as long as interest on the notes would have qualified as portfolio interest (as described above under "Special Tax Rules Applicable to Non-U.S. Holders -- Taxation of Interest") were it received by the decedent at the time of death. Because we are a U.S. corporation, our common stock will be U.S. situs property, and therefore will be included in the taxable estate of a nonresident alien decedent. The U.S. federal estate tax liability of the estate of a nonresident alien may be affected by a tax treaty between the United States and the decedent's country of residence.

BACKUP WITHHOLDING AND INFORMATION REPORTING

     The Internal Revenue Code and the Treasury regulations require those who make specified payments to report the payments to the IRS. Among the specified payments are interest, dividends, and proceeds paid by brokers to their customers. The required information returns enable the IRS to determine whether the recipient properly included the payments in income. This reporting regime is reinforced by "backup withholding" rules. These rules require the payors to withhold tax at a 31 percent rate from payments subject to information reporting if the recipient fails to cooperate with the reporting regime, fails to provide a correct taxpayer identification number to the payor or if the IRS or a broker informs the payor that withholding is required. The information reporting and backup withholding rules do not apply to payments to corporations, whether domestic or foreign.

     If a note holder is an individual U.S. holder of notes or common stock, payments of interest or dividends to such holder will generally be subject to information reporting, and will be subject to backup withholding unless we are provided with a correct taxpayer identification number of the holder and neither the IRS nor a broker informs us that withholding is required.

     The backup withholding rules do not apply to payments that are subject to the 30 percent withholding tax on dividends or interest paid to nonresidents, or to payments that are exempt from that tax by application of a tax treaty or special exception. Therefore, payments to Non-U.S. Holders of dividends on common stock, or interest on notes, will generally not be subject to backup withholding. To avoid backup withholding on dividends, a Non-U.S. Holder will have to certify its nonresident status. Some of the common means of doing so are described under "Special Rules Applicable to Non-U.S. Holders -- Taxation of Interest." Even if certification is provided, information reporting may still apply to payments of dividends and interest.

     If a note holder is a U.S. Holder, payments made to it by a broker upon a sale of notes or common stock will generally be subject to information reporting and possible backup withholding. If a note holder is a Non-U.S. Holder, payments made to it by a broker upon a sale of notes or common stock will not be subject to information reporting or backup withholding as long as it certifies its foreign status.

     Amounts withheld from a payment to a holder of notes or common stock under the backup withholding rules can be credited against any U.S. federal income tax liability of the holder.

     THE PRECEDING DISCUSSION OF CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY. IT IS NOT TAX ADVICE. EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE PARTICULAR U.S. FEDERAL, STATE, LOCAL, AND FOREIGN TAX CONSEQUENCES OF PURCHASING, HOLDING, AND DISPOSING OF OUR NOTES OR COMMON STOCK, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAWS.

                             SELLING SECURITYHOLDERS

     We originally issued the notes in a private placement in May 2001 that was exempt from the registration requirements of the Securities Act. The notes were resold by the initial purchasers to qualified institutional buyers under Rule 144A of the Securities Act or in other transactions exempt from registration under the Securities Act. Selling securityholders may offer and sell the notes and the underlying common stock pursuant to this prospectus.

     The following table contains information as of August 21, 2001, with respect to selling securityholders and the principal amount of notes and underlying common stock beneficially owned by each of the selling securityholders that may be offered using this prospectus. The information is based on information provided by or on behalf of the selling securityholders. Because the selling securityholders may offer all or some of their notes or the underlying common stock from time to time, we cannot estimate the amount of the notes or underlying common stock that will be held by the selling securityholders upon the termination of any particular offering. The column showing ownership after completion of the offering assumes that the selling securityholders will sell all of the securities offered by this prospectus. The selling securityholders listed in the table may have sold or transferred, in transactions exempt from the registration requirements of the Securities Act, some or all of their notes since the date on which the information in table is presented. Information about the selling stockholders may change over time. Any change in this information will be set forth in prospectus supplements, if required. None of the selling securityholders or any of its affiliates, officers, directors or principal equity holders has held any position or office or has had any material relationship with us or our affiliates within the past three years.


-----------------------------------------------------------------------------------------------------------------
                                                                                            # OF SHARES OF COMMON
                                                                                                  STOCK TO BE
   NAME OF SELLING      PRINCIPAL AMOUNT                 # OF SHARES OF                       BENEFICIALLY OWNED
   SECURITYHOLDER           OF NOTES                      COMMON STOCK      # OF SHARES      AFTER COMPLETION OF
                          BENEFICIALLY      PERCENTAGE    BENEFICIALLY       OF COMMON        OFFERING AND % OF
                         OWNED THAT MAY      OF NOTES    OWNED PRIOR TO      STOCK THAT         COMMON STOCK
                           BE SOLD ($)     OUTSTANDING   THE OFFERING(1)   MAY BE SOLD(1)      OUTSTANDING(2)
-----------------------------------------------------------------------------------------------------------------

AFTRA Health Fund           390,000           0.22%            5,553           5,553                  0
-----------------------------------------------------------------------------------------------------------------

AIG/National Union
Fire Insurance            1,175,000           0.67%           16,730          16,730                  0
-----------------------------------------------------------------------------------------------------------------

Alexandra Global
Investment Fund I,
Ltd.                      4,250,000           2.43%           60,515          60,515                  0
-----------------------------------------------------------------------------------------------------------------

Allstate Insurance
Company                     800,000           0.46%           20,791(3)       11,391             9,400(3) *
-----------------------------------------------------------------------------------------------------------------

Allstate Life
Insurance Company           200,000           0.11%           12,247           2,847             9,400(3) *
-----------------------------------------------------------------------------------------------------------------

Aloha Airlines
Non-Pilots Pension
Trust                       210,000           0.12%            2,990           2,990                  0
-----------------------------------------------------------------------------------------------------------------

Aloha Pilots
Retirement Trust            120,000           0.07%            1,708           1,708                  0
-----------------------------------------------------------------------------------------------------------------

Alpine Associates         6,850,000           3.91%           97,536          97,536                  0
-----------------------------------------------------------------------------------------------------------------

Alpine Partners, L.P.     1,150,000           0.66%           16,374          16,374                  0
-----------------------------------------------------------------------------------------------------------------

Amaranth Securities
LLC                      11,375,000           6.50%          161,967         161,967                  0
-----------------------------------------------------------------------------------------------------------------

Arkansas PERS               975,000           0.56%           13,882          13,882                  0
-----------------------------------------------------------------------------------------------------------------

Arkansas Teachers
Retirement                4,318,000           2.47%           61,483          61,483                  0
-----------------------------------------------------------------------------------------------------------------

Attorneys' Title
Insurance Fund Inc.         200,000           0.11%            2,847           2,847                  0
-----------------------------------------------------------------------------------------------------------------

Aventis Pension
Master Trust                105,000           0.06%            1,495           1,495                  0
-----------------------------------------------------------------------------------------------------------------

Bancroft Convertible
Fund, Inc.                1,000,000           0.57%           14,238          14,238                  0
-----------------------------------------------------------------------------------------------------------------

BANK AUSTRIA CAYMAN
ISLAND, Ltd.              1,500,000           0.86%           21,358          21,358                  0
-----------------------------------------------------------------------------------------------------------------


-----------------------------------------------------------------------------------------------------------------
                                                                                            # OF SHARES OF COMMON
                                                                                                  STOCK TO BE
   NAME OF SELLING      PRINCIPAL AMOUNT                 # OF SHARES OF                       BENEFICIALLY OWNED
   SECURITYHOLDER           OF NOTES                      COMMON STOCK      # OF SHARES      AFTER COMPLETION OF
                          BENEFICIALLY      PERCENTAGE    BENEFICIALLY       OF COMMON        OFFERING AND % OF
                         OWNED THAT MAY      OF NOTES    OWNED PRIOR TO      STOCK THAT         COMMON STOCK
                           BE SOLD ($)     OUTSTANDING   THE OFFERING(1)   MAY BE SOLD(1)      OUTSTANDING(2)
-----------------------------------------------------------------------------------------------------------------

Baptist Health of
South Florida               594,000           0.34%            8,457           8,457                  0
-----------------------------------------------------------------------------------------------------------------

Bear Stearns & Co.
Inc.                        500,000           0.29%            7,119           7,119                  0
-----------------------------------------------------------------------------------------------------------------

Boilermaker's -
Blacksmith Pension
Trust                     1,375,000           0.79%           19,578          19,578                  0
-----------------------------------------------------------------------------------------------------------------

Boston Museum of Fine
Art                          77,000           0.04%            1,096           1,096                  0
-----------------------------------------------------------------------------------------------------------------

C & H Sugar Company
Inc.                        315,000           0.18%            4,485           4,485                  0
-----------------------------------------------------------------------------------------------------------------

CALAMOS(R) Convertible
Fund - CALAMOS(R)
Investment Trust          1,310,000           0.75%           18,652          18,652                  0
-----------------------------------------------------------------------------------------------------------------

CALAMOS(R) Convertible
Growth and Income
Fund - CALAMOS(R)
Investment Trust            565,000           0.32%            8,044           8,044                  0
-----------------------------------------------------------------------------------------------------------------

CALAMOS(R) Convertible
Portfolio - CALAMOS(R)
Advisors Trust               45,000           0.03%              640             640                  0
-----------------------------------------------------------------------------------------------------------------

CALAMOS(R) Convertible
Technology Fund -
CALAMOS(R) Investment
Trust                        70,000           0.04%              996             996                  0
-----------------------------------------------------------------------------------------------------------------

CALAMOS(R) Global
Convertible Fund -
CALAMOS(R) Investment
Trust                        50,000           0.03%              711             711                  0
-----------------------------------------------------------------------------------------------------------------

Castle Convertible
Fund, Inc.                  250,000           0.14%            3,559           3,559                  0
-----------------------------------------------------------------------------------------------------------------

City of Albany
Pension Plan                130,000           0.07%            1,851           1,851                  0
-----------------------------------------------------------------------------------------------------------------

City of Knoxville
Pension System              125,000           0.07%            1,779           1,779                  0
-----------------------------------------------------------------------------------------------------------------


-----------------------------------------------------------------------------------------------------------------
                                                                                            # OF SHARES OF COMMON
                                                                                                  STOCK TO BE
   NAME OF SELLING      PRINCIPAL AMOUNT                 # OF SHARES OF                       BENEFICIALLY OWNED
   SECURITYHOLDER           OF NOTES                      COMMON STOCK      # OF SHARES      AFTER COMPLETION OF
                          BENEFICIALLY      PERCENTAGE    BENEFICIALLY       OF COMMON        OFFERING AND % OF
                         OWNED THAT MAY      OF NOTES    OWNED PRIOR TO      STOCK THAT         COMMON STOCK
                           BE SOLD ($)     OUTSTANDING   THE OFFERING(1)   MAY BE SOLD(1)      OUTSTANDING(2)
-----------------------------------------------------------------------------------------------------------------

Clarica Life
Insurance Co. - U.S.        145,000           0.08%            2,064           2,064                  0
-----------------------------------------------------------------------------------------------------------------

Delaware PERS             1,500,000           0.86%           21,358          21,358                  0
-----------------------------------------------------------------------------------------------------------------

Delta Airlines Master
Trust                       980,000           0.56%           13,954          13,954                  0
-----------------------------------------------------------------------------------------------------------------

Delta Pilots
Disability and
Survivorship Trust          200,000           0.11%            2,847           2,847                  0
-----------------------------------------------------------------------------------------------------------------

Drury University             85,000           0.05%            1,210           1,210                  0
-----------------------------------------------------------------------------------------------------------------

Ellsworth Convertible
Growth and Income
Fund, Inc.                1,000,000           0.57%           14,238          14,238                  0
-----------------------------------------------------------------------------------------------------------------

Engineers Joint
Pension Fund                575,000           0.33%            8,187           8,187                  0
-----------------------------------------------------------------------------------------------------------------

Enterprise
Convertible
Securities Fund             208,000           0.12%            2,961           2,961                  0
-----------------------------------------------------------------------------------------------------------------

F. R. Convt. Sec. Fn.       145,000           0.08%            2,064           2,064                  0
-----------------------------------------------------------------------------------------------------------------

First Union
International Capital
Markets                  10,500,000           6.00%          149,508         149,508                  0
-----------------------------------------------------------------------------------------------------------------

Global Bermuda
Limited Partnership         200,000           0.11%            2,847           2,847                  0
-----------------------------------------------------------------------------------------------------------------

H. K. Porter Company,
Inc.                         35,000           0.02%              498             498                  0
-----------------------------------------------------------------------------------------------------------------

Hawaiian Airlines
Employees Pension
Plan-IAM                    100,000           0.06%            1,423           1,423                  0
-----------------------------------------------------------------------------------------------------------------

Hawaiian Airlines
Pension Plan for
Salaried Employees's         20,000           0.01%              284             284                  0
-----------------------------------------------------------------------------------------------------------------

Hawaiian Airlines
Pilots Retirement Plan      190,000           0.11%            2,705           2,705                  0
-----------------------------------------------------------------------------------------------------------------

ICI American Holdings
Trust                       650,000           0.37%            9,255           9,255                  0
-----------------------------------------------------------------------------------------------------------------


-----------------------------------------------------------------------------------------------------------------
                                                                                            # OF SHARES OF COMMON
                                                                                                  STOCK TO BE
   NAME OF SELLING      PRINCIPAL AMOUNT                 # OF SHARES OF                       BENEFICIALLY OWNED
   SECURITYHOLDER           OF NOTES                      COMMON STOCK      # OF SHARES      AFTER COMPLETION OF
                          BENEFICIALLY      PERCENTAGE    BENEFICIALLY       OF COMMON        OFFERING AND % OF
                         OWNED THAT MAY      OF NOTES    OWNED PRIOR TO      STOCK THAT         COMMON STOCK
                           BE SOLD ($)     OUTSTANDING   THE OFFERING(1)   MAY BE SOLD(1)      OUTSTANDING(2)
-----------------------------------------------------------------------------------------------------------------

Innovest
Finanzdienstleistungs       675,000           0.39%            9,611           9,611                  0
-----------------------------------------------------------------------------------------------------------------

Kentfield Trading,
Ltd.                     19,585,000          11.19%          278,869         278,869                  0
-----------------------------------------------------------------------------------------------------------------

Kettering Medical
Center Funded
Depreciation Account         90,000           0.05%            1,281           1,281                  0
-----------------------------------------------------------------------------------------------------------------

Knoxville Utilities
Board Retirement
System                       60,000           0.03%              854             854                  0
-----------------------------------------------------------------------------------------------------------------

Lakeshore
International Ltd.        1,800,000           1.03%           25,630          25,630                  0
-----------------------------------------------------------------------------------------------------------------

Lincoln National
Convertible
Securities Fund             500,000           0.29%            7,119           7,119                  0
-----------------------------------------------------------------------------------------------------------------

Lincoln National
Global Asset
Allocation Fund, Inc.       140,000           0.08%            1,993           1,993                  0
-----------------------------------------------------------------------------------------------------------------

Lipper Convertibles
Series II, L.P.           1,000,000           0.57%           14,238          14,238                  0
-----------------------------------------------------------------------------------------------------------------

Lipper Convertibles,
L.P.                     11,000,000           6.29%          156,628         156,628                  0
-----------------------------------------------------------------------------------------------------------------

Lipper Offshore
Convertibles, L.P.        4,000,000           2.29%           56,955          56,955                  0
-----------------------------------------------------------------------------------------------------------------

Louisiana Workers'
Compensation
-Corporation                200,000           0.11%            2,847           2,847                  0
-----------------------------------------------------------------------------------------------------------------

Lumbermens Mutual
Casualty                    610,000           0.35%            8,685           8,685                  0
-----------------------------------------------------------------------------------------------------------------

MainStay Convertible
Fund                      6,130,000           3.50%           87,284          87,284                  0
-----------------------------------------------------------------------------------------------------------------

MainStay VP
Convertible Portfolio     1,360,000           0.78%           19,364          19,364                  0
-----------------------------------------------------------------------------------------------------------------

Mark IV-Gem Cap Mgmt.     1,000,000           0.57%           14,238          14,238                  0
-----------------------------------------------------------------------------------------------------------------

Motion Pictures
Industry                    666,000           0.38%            9,483           9,483                  0
-----------------------------------------------------------------------------------------------------------------


-----------------------------------------------------------------------------------------------------------------
                                                                                            # OF SHARES OF COMMON
                                                                                                  STOCK TO BE
   NAME OF SELLING      PRINCIPAL AMOUNT                 # OF SHARES OF                       BENEFICIALLY OWNED
   SECURITYHOLDER           OF NOTES                      COMMON STOCK      # OF SHARES      AFTER COMPLETION OF
                          BENEFICIALLY      PERCENTAGE    BENEFICIALLY       OF COMMON        OFFERING AND % OF
                         OWNED THAT MAY      OF NOTES    OWNED PRIOR TO      STOCK THAT         COMMON STOCK
                           BE SOLD ($)     OUTSTANDING   THE OFFERING(1)   MAY BE SOLD(1)      OUTSTANDING(2)
-----------------------------------------------------------------------------------------------------------------

Museum of Fine Arts,
Boston                       10,000           0.01%              142             142                  0
-----------------------------------------------------------------------------------------------------------------

New York Life
Separate Account #7         820,000           0.47%           11,675          11,675                  0
-----------------------------------------------------------------------------------------------------------------

Nicholas Applegate
Convertible Fund          1,774,000           1.01%           25,259          25,259                  0
-----------------------------------------------------------------------------------------------------------------

Ondeo Nalco                 310,000           0.18%            4,414           4,414                  0
-----------------------------------------------------------------------------------------------------------------

Paloma Securities LLC    11,375,000           6.50%          161,967         161,967                  0
-----------------------------------------------------------------------------------------------------------------

Parker-Hannif
Corporation                 160,000           0.09%            2,278           2,278                  0
-----------------------------------------------------------------------------------------------------------------

Physicians Life             456,000           0.26%            6,492           6,492                  0
-----------------------------------------------------------------------------------------------------------------

PIMCO Convertible Fund    1,300,000           0.74%           18,510          18,510                  0
-----------------------------------------------------------------------------------------------------------------

Port Authority of
Allegheny County
Retirement and
Disability Allowance
Plan for the
Employees Represented
by Local 85 of the
Amalgamated Transit
Union                       610,000           0.35%            8,685           8,685                  0
-----------------------------------------------------------------------------------------------------------------

Putnam Asset
Allocation Funds-
Balanced Portfolio          680,000           0.39%             9,682           9,682                 0
-----------------------------------------------------------------------------------------------------------------

Putnam Asset
Allocation
Funds-Conservative
Portfolio                   520,000           0.30%             7,404           7,404                 0
-----------------------------------------------------------------------------------------------------------------

Putnam Convertible
Income-Growth Trust       5,390,000           3.08%            76,747          76,747                 0
-----------------------------------------------------------------------------------------------------------------

Putnam Convertible
Opportunities and
Income Trust                180,000           0.10%             2,563           2,563                 0
-----------------------------------------------------------------------------------------------------------------

Putnam Variable
Trust-Putnam VT
Global Asset
Allocation Fund             180,000           0.10%             2,563           2,563                 0
-----------------------------------------------------------------------------------------------------------------


-----------------------------------------------------------------------------------------------------------------
                                                                                            # OF SHARES OF COMMON
                                                                                                  STOCK TO BE
   NAME OF SELLING      PRINCIPAL AMOUNT                 # OF SHARES OF                       BENEFICIALLY OWNED
   SECURITYHOLDER           OF NOTES                      COMMON STOCK      # OF SHARES      AFTER COMPLETION OF
                          BENEFICIALLY      PERCENTAGE    BENEFICIALLY       OF COMMON        OFFERING AND % OF
                         OWNED THAT MAY      OF NOTES    OWNED PRIOR TO      STOCK THAT         COMMON STOCK
                           BE SOLD ($)     OUTSTANDING   THE OFFERING(1)   MAY BE SOLD(1)      OUTSTANDING(2)
-----------------------------------------------------------------------------------------------------------------

Queen's Health Plan          75,000           0.04%            1,067           1,067                  0
-----------------------------------------------------------------------------------------------------------------

RCG Latitude Master
Fund                      1,500,000           0.86%           21,358          21,358                  0
-----------------------------------------------------------------------------------------------------------------

Robertson Stephens        3,000,000           1.71%           42,716          42,716                  0
-----------------------------------------------------------------------------------------------------------------

San Diego City
Retirement                1,102,000           0.63%           15,691          15,691                  0
-----------------------------------------------------------------------------------------------------------------

San Diego County
Convertible               2,217,000           1.27%           31,567          31,567                  0
-----------------------------------------------------------------------------------------------------------------

SCI Endowment Care
Common Trust Fund -
National Fiduciary
Services                     70,000           0.04%              996             996                  0
-----------------------------------------------------------------------------------------------------------------

SCI Endowment Care
Common Trust Fund -
Suntrust                    100,000           0.06%            1,423           1,423                  0
-----------------------------------------------------------------------------------------------------------------

Screen Actors Guild
Pension Convertible         607,000           0.35%            8,643           8,643                  0
-----------------------------------------------------------------------------------------------------------------

SEI Trust Company           100,000           0.06%            6,303(4)        1,423             4,880(4) *
-----------------------------------------------------------------------------------------------------------------

SG Cowen Securities
Corporation               2,000,000           1.14%           28,477          28,477                  0
-----------------------------------------------------------------------------------------------------------------

Southern Farm Bureau
Life Insurance            1,175,000           0.67%           16,730          16,730                  0
-----------------------------------------------------------------------------------------------------------------

Spear, Leeds & Kellogg      750,000           0.43%           10,679          10,679                  0
-----------------------------------------------------------------------------------------------------------------

SPT                         485,000           0.28%            6,905           6,905                  0
-----------------------------------------------------------------------------------------------------------------

Starvest Combined
Portfolio                 1,250,000           0.71%           17,798          17,798                  0
-----------------------------------------------------------------------------------------------------------------

Starvest Managed
Portfolio                    30,000           0.02%              427             427                  0
-----------------------------------------------------------------------------------------------------------------

State of Oregon/SAIF
Corporation               6,500,000           3.71%           92,553          92,553                  0
-----------------------------------------------------------------------------------------------------------------

State of Oregon-Equity    4,775,000           2.73%           67,990          67,990                  0
-----------------------------------------------------------------------------------------------------------------


-----------------------------------------------------------------------------------------------------------------
                                                                                            # OF SHARES OF COMMON
                                                                                                  STOCK TO BE
   NAME OF SELLING      PRINCIPAL AMOUNT                 # OF SHARES OF                       BENEFICIALLY OWNED
   SECURITYHOLDER           OF NOTES                      COMMON STOCK      # OF SHARES      AFTER COMPLETION OF
                          BENEFICIALLY      PERCENTAGE    BENEFICIALLY       OF COMMON        OFFERING AND % OF
                         OWNED THAT MAY      OF NOTES    OWNED PRIOR TO      STOCK THAT         COMMON STOCK
                           BE SOLD ($)     OUTSTANDING   THE OFFERING(1)   MAY BE SOLD(1)      OUTSTANDING(2)
-----------------------------------------------------------------------------------------------------------------

Syngenta AG                 255,000           0.15%            3,630           3,630                  0
-----------------------------------------------------------------------------------------------------------------

The Dow Chemical
Company Employees'
Retirement Plan           1,100,000           0.63%           15,662          15,662                  0
-----------------------------------------------------------------------------------------------------------------

The Fondren Foundation       90,000           0.05%            1,281           1,281                  0
-----------------------------------------------------------------------------------------------------------------

TQA Master Fund, Ltd.     2,000,000           1.14%           28,477          28,477                  0
-----------------------------------------------------------------------------------------------------------------

Unifi, Inc. Profit
Sharing Plan and Trust      140,000           0.08%            1,993           1,993                  0
-----------------------------------------------------------------------------------------------------------------

Union Carbide
Retirement Account          900,000           0.51%           12,815          12,815                  0
-----------------------------------------------------------------------------------------------------------------

United Food and
Commercial Workers
Local 1262 and
Employers Pension Fund      100,000           0.06%            1,423           1,423                  0
-----------------------------------------------------------------------------------------------------------------

Van Waters & Rogers,
Inc. Retirement Plan        165,000           0.09%            2,349           2,349                  0
-----------------------------------------------------------------------------------------------------------------

Wake Forest University      864,000           0.49%           12,302          12,302                  0
-----------------------------------------------------------------------------------------------------------------

White River
Securities L.L.C.           500,000           0.29%            7,119           7,119                  0
-----------------------------------------------------------------------------------------------------------------

Writers Guild
Convertible                 361,000           0.21%            5,140           5,140                  0
-----------------------------------------------------------------------------------------------------------------

Wyoming State
Treasurer                 1,213,000           0.69%           17,271          17,271                  0
-----------------------------------------------------------------------------------------------------------------

Zeneca Holdings Trust       375,000           0.21%            5,339           5,339                  0
-----------------------------------------------------------------------------------------------------------------

Any other holder of
notes or future
transferee, pledgee,
donee or successor
(5) (6)
-----------------------------------------------------------------------------------------------------------------

(1) Assume conversion of all of the holder's notes at a conversion price of $70.23 a share of common stock. Fractions of a share are not included for the purposes of this calculation. The conversion price will be subject to adjustment as described under "Description of Notes - Conversion of Notes." As a result, the amount of common stock issuable upon conversion of the notes may increase or decrease in the future.

(2) Calculated based on Rule 13d-3(d)(1)(i) of the Exchange Act, using 18,880,702 shares of common stock outstanding as of August 20, 2001. In calculating this amount, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that particular holder's notes. However, we did not assume the conversion of any other holder's notes.

(3) Includes 6,200 shares beneficially owned by Allstate Insurance Company, 400 shares owned by Allstate Life Insurance Company, 600 shares owned by Allstate Pension Plan and 2,200 shares owned by Allstate Retirement Plan.

(4)  Includes 4,880 shares beneficially owned by SEI Trust Company.


(5) Information about other selling securityholders will be set forth in prospectus supplements, if required.


(6) Assumes that any other holders of notes, or any future transferees, pledgees, donees or successors of or from any other such holders of notes, do not beneficially own any common stock other than the common stock issuable upon conversion of the notes at the initial conversion rate.

*    Less than 1% of total outstanding common stock.

                              PLAN OF DISTRIBUTION

     We will not receive any of the proceeds of the sale of the notes and the underlying common stock offered by this prospectus. The notes and the underlying common stock may be sold from time to time to purchasers:

     -    directly by the selling securityholders;

     - through underwriters, broker-dealers or agents who may receive compensation in the form of discounts, concessions or commissions from the selling securityholders or the purchasers of the notes and the underlying common stock.

     The selling securityholders and any such broker-dealers or agents who participate in the distribution of the notes and the underlying common stock may be deemed to be "underwriters." As a result, any profits on the sale of the notes and underlying common stock by selling securityholders and any discounts, commissions or concessions received by any such broker-dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. If the selling securityholders were to deemed underwriters, the selling securityholders may be subject to certain statutory liabilities of, including, but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

     If the notes and underlying common stock are sold through underwriters or broker-dealers, the selling securityholders will be responsible for underwriting discounts or commissions or agent's commissions.

     The notes and underlying common stock may be sold in one or more transactions at:

     -    fixed prices;

     -    prevailing market prices at the time of sale;

     -    varying prices determined at the time of sale; or - negotiated prices.

     -    These sales may be effected in transactions:

     - on any national securities exchange or quotation service on which the notes and underlying common stock may be listed or quoted at the time of the sale, including the Nasdaq National Market in the case of the common stock;

     -    in the over-the-counter market;

     - in transactions otherwise than on such exchanges or services or in the over-the-counter market; or

     -    through the writing of options.

     These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.

     In connection with sales of the notes and underlying common stock or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers. These broker-dealers may in turn engage in short sales of the notes and underlying common stock in the course of hedging their positions. The selling securityholders may also sell the notes and underlying common stock short and deliver notes and underlying common stock to close out short positions, or loan or pledge notes and underlying common stock to broker-dealers that in turn may sell the notes and underlying common stock.

     To our knowledge, there are currently no plans, arrangements or understandings between any selling securityholder and any underwriter, broker-dealer or agent regarding the sale of the notes and the underlying common stock by the selling securityholders. There is no assurance that any selling securityholders will sell any or all of the notes and the underlying common stock offered by them pursuant to this prospectus. In addition, we cannot assure you that any such selling securityholder will not transfer, devise or gift the notes and the underlying common stock by other means not described in this prospectus.

     Our common stock trades on the Nasdaq National Market under the symbol "BRKS". We do not intend to apply for listing of the notes on any securities exchange or for quotation through Nasdaq. Accordingly, no assurance can be given as to the development of liquidity or any trading market for the notes. See "Risk Factors -- A Public Market May Not Develop for the Notes."

     In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144, Rule 144A or any other available exemption from registration under the Securities Act may be sold under Rule 144, Rule 144A or any of the other available exemptions rather than pursuant to this prospectus.

     The selling securityholders and any other person participating in such distribution will be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the notes and the underlying common stock by the selling securityholders and any other such person. In addition, Regulation M of the Exchange Act may restrict the ability of any person engaged in the distribution of the notes and the underlying common stock to engage in market-making activities with respect to the particular notes and the underlying common stock being distributed for a period of up to five business days prior to the commencement of such distribution. This may affect the marketability of the notes and the underlying common stock and the ability of any person or entity to engage in market-making activities with respect to the notes and the underlying common stock.

     Pursuant to the registration rights agreement incorporated by reference into the registration statement of which this prospectus is a part, we and the selling securityholders will be indemnified by the other against certain liabilities, including certain liabilities under the Securities Act or will be entitled to contribution in connection with these liabilities.

     We have agreed to pay substantially all of the expenses incidental to the registration, offering and sale of the notes and underlying common stock to the public other than commissions, fees and discounts of underwriters, brokers, dealers and agents.

                                  LEGAL MATTERS

     The validity of the securities offered hereby will be passed upon for us by Brown, Rudnick, Freed & Gesmer, Boston, Massachusetts.

                                     EXPERTS

         The audited financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K of Brooks Automation, Inc. for the year ended September 30, 2000, except as they relate to Irvine Optical Company, LLC as of December 31, 1999 and for each of the two years in the period ended December 31, 1999, have been audited by PricewaterhouseCoopers LLP, independent accountants, and insofar as they relate to Irvine Optical Company, LLC as of December 31, 1999 and for each of the two years in the period ended December 31, 1999, by Ernst & Young LLP, independent auditors, whose report thereon is incorporated herein. Such financial statements have been so incorporated in reliance in the reports of such independent accountants and independent auditors given on the authority of such firms as experts in auditing and accounting.

         The audited supplementary financial statements incorporated in this prospectus by reference to the Current Report on Form 8-K dated August 20, 2001, except as they relate to Irvine Optical Company, LLC as of December 31, 1999 and for each of the two years in the period ended December 31, 1999 and Progressive Technologies, Inc., as of December 31, 2000 and 1999 and for each of the three years in the period ended December 31, 2000, have been audited by PricewaterhouseCoopers LLP, independent accountants, and, insofar as they relate to Irvine Optical Company, LLC as of December 31, 1999 and for each of the two years in the period ended December 31, 1999 and Progressive Technologies, Inc., by Ernst & Young LLP, independent auditors and Arthur Andersen LLP, independent public accountants, respectively, whose reports thereon are also incorporated herein. Such supplementary financial statements have been so incorporated in reliance on the reports of such independent accountants, independent auditors, and independent public accountants given on the authority of such firms as experts in auditing and accounting.

         The audited financial statements of Auto-Soft Corporation and AutoSimulations, Inc., incorporated in this prospectus by reference to Brooks Automation, Inc.'s Current Report on Form 8-K/A, Amendment No. 1 to the Current Report, dated February 14, 2000, have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

         Ernst & Young LLP, independent auditors, have audited the financial statements of Irvine Optical Company, LLC as of December 31, 1999 and 1998, and for the years then ended, as set forth in their report (which contains an explanatory paragraph describing conditions that raise substantial doubt about Irvine Optical Company, LLC's ability to continue as a going concern as described in Note 1 to those financial statements). We have incorporated by reference Ernst & Young LLP's report with respect to Irvine Optical Company, LLC's financial statements in this prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

         Arthur Andersen LLP, as independent public accountants, has audited the consolidated financial statements of Progressive Technologies, Inc. as of December 31, 2000 and 1999 and for the three years then ended (not presented separately herein), as indicated in their report with respect thereto. We have incorporated by reference Arthur Andersen LLP's report with respect to Progressive Technologies, Inc.'s consolidated financial statements in this prospectus and elsewhere in the registration statement in reliance upon the authority of Arthur Andersen LLP as experts in accounting and auditing in giving said report.

                       WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information filed by us at the SEC's public reference rooms at 450 Fifth Street, NW., Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference rooms. Our SEC filings are also available at the SEC's web site at http://www.sec.gov. In addition, you can read and copy our SEC filings at the office of the National Association of Securities Dealers, Inc. at 1735 "K" Street, Washington, DC 20006.

     We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the notes and the common stock issuable upon the conversion of the notes in connection with this prospectus. This prospectus does not contain all of the information set forth in the registration statement. We have omitted certain parts of the registration statement in accordance with the rules and regulations of the SEC. For further information with respect to us, the notes and the common stock, you should refer to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete and, in each instance, you should refer to the copy of such contract or document filed as an exhibit to or incorporated by reference in the registration statement. Each statement as to the contents of such contract or document is qualified in all respects by such reference. You may obtain copies of the registration statement from the SEC's principal office in Washington, D.C. upon payment of the fees prescribed by the SEC, or you may examine the registration statement without charge at the offices of the SEC described above.

     The SEC allows us to "incorporate by reference" information that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act until the selling securityholders sell all of their Brooks common stock:

     -    Annual Report on Form 10-K for the fiscal year ended September 30,
          2000;

     - Quarterly Reports on Form 10-Q for the fiscal quarters ended December 31, 2000, March 31, 2001 and June 30, 2001;

     - Our definitive proxy materials on Schedule 14A as filed with the SEC on January 24, 2001;

     - The description of the common stock contained in our Registration Statements on Form 8-A, as filed on January 24, 1995 and August 7, 1997; and

     - Current Reports on Form 8-K and 8-K/A filed with the SEC on December 14, 1999, February 14, 2000, March 1, 2001, May 15, 2001, May 24,
          2001, May 29, 2001, July 9, 2001, July 24, 2001 and August 21, 2001.

     You may request a copy of these filings at no cost by writing or telephoning us at the following address:

                             Brooks Automation, Inc.
                               15 Elizabeth Drive
                         Chelmsford, Massachusetts 01824
                          Attention: Investor Relations
                                 (978) 262-2400


     You should rely only on the information or representations provided in this prospectus. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

SEC Registration Fee............................................     $ 43,750.00
Nasdaq National Market Listing Fee..............................     $ 17,500.00
Printing Expenses...............................................     $ 10,000.00*
Trustee Fees and Expenses.......................................     $ 11,500.00*
Accounting Fees and Expenses....................................     $ 10,000.00*
Legal Fees and Expenses.........................................     $ 30,000.00*
Miscellaneous...................................................     $  2,250.00*
  TOTAL                                                              $125,000.00*
                                                                     ============

------------------
* Estimated

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

Article Ninth of our Certificate of Incorporation eliminates the personal liability of our directors and stockholders for monetary damages for breach of fiduciary duty to the full extent permitted by Delaware law. Article VII of our Bylaws provides that we may indemnify our officers and directors to the fullest extent permitted by the Delaware General Corporation Law. Section 145 of the Delaware General Corporation Law authorizes a corporation to indemnify directors, officers and employees unless such party has been adjudicated in any proceeding not to have acted in good faith in the reasonable belief that his action was in the best interest of the corporation. We also maintain directors and officers liability insurance. We have entered into indemnification agreements with each of our directors and we anticipate that we will enter into similar agreements with any future directors. Generally, the indemnification agreements attempt to provide the maximum protection permitted by Delaware law with respect to indemnification of the director. The indemnification agreements provide that we will pay certain amounts incurred by a director in connection with any civil or criminal action or proceeding, specifically including actions by or in our name (derivative suits) where the individual's involvement is by reason of the fact that he is or was a director or officer of ours. Such amounts include, to the maximum extent permitted by law, attorney's fees, judgments, civil or criminal fines, settlement amounts, and other expenses customarily incurred in connection with legal proceedings. Under the indemnification agreements, a director will receive indemnification unless he is found not to have acted in good faith and in a manner he reasonably believed to be in the best interests of ours.

ITEM 16.  EXHIBITS

EXHIBIT
NUMBER                            TITLE                                                                    REFERENCE
------                            -----                                                                    ---------
2.01            Agreement and Plan of Merger relating to the combination of AutoSimulations, Inc. and      A*
                Auto-Soft Corporation  with the Registrant dated January 6, 2000.
2.02            Interests for Stock Purchase Agreement relating to the acquisition of Irvine Optical       G*
                Company LLC by the Registrant dated May 5, 2000, as amended.
2.03            Stock for Cash Purchase Agreement relating to the acquisition of Hanyon Tech. Co., Ltd.    B*
                by the Registrant.
2.04            Assets for Cash Purchase Agreement relating to the acquisition of substantially all the    C*
                assets of Domain Manufacturing Corporation and its subsidiary Domain Manufacturing SARL by the Registrant.
2.05            Agreement and Plan of Merger relating to the combination of Smart Machines Inc. with the   D*
                Registrant.
2.06            Master Purchase Agreement relating to the acquisition of substantially all of the assets   E*
                of the Infab Division of Jenoptik by the Registrant.
2.07            Agreement and Plan of Merger relating to the combination of FASTech Integration, Inc.      H*
                with the Registrant.

2.08            Stock Purchase Agreement relating to the acquisition of SEMY Engineering, Inc. by the      I*
                Registrant.

2.09            Asset Purchase Agreement relating to the acquisition of the e-diagnostic infrastructure assets of KLA-Tencor Corporation and its subsidiary KLA-Tencor Technologies
                Corporation.                                                                               K*

2.10            Agreement and Plan of Merger between the Registrant and Progressive Technologies Inc.,     M*
                dated June 27, 2001.
4.01            Specimen Certificate for shares of the Registrant's common stock.                          F*
4.02            Description of Capital Stock (contained in the Certificate of Incorporation of the         F*
                Registrant, filed as Exhibit 3.01).
4.03            Registration Rights Agreement dated January 6, 2000.                                       A*
4.04            Stockholders Agreement by and among the Registrant and Daifuku America Corporation dated   A*
                January 6, 2000.
4.05            Stockholders Agreement by and among the Registrant, Jenoptik AG, M+W Zander Holding GmbH   E*
                and Robert J. Therrien.
4.06            Indenture dated as of May 23, 2001 between the Registrant and State Street Bank and        J*
                Trust Company (as Trustee).
4.07            Registration Rights Agreement dated May 23, 2001 among the Registrant and Credit Suisse    J*
                First Boston Corporation and SG Cowen Securities Corporation (as representatives of several purchasers).
4.08            Form of 4.75% Convertible Subordinated Note of the Registrant in the principal amount of   J*
                $175,000,000.00 dated as of May 23, 2001.
4.09            Rights Agreement between the Registrant and Bank Boston, N.A. as Rights Agent.             L*
4.10            Stock Purchase Agreement Relating to the Acquisition of CCS Technology, Inc. by the        N*
                Registrant dated June 20, 2001.
5.01            Opinion of Brown, Rudnick, Freed & Gesmer.                                                 Filed
                                                                                                           herewith
12.01           Computation of Ratio of Earnings to Fixed Charges.                                         Filed
                                                                                                           herewith
23.01           Consent of PricewaterhouseCoopers LLP, Independent Accountants.                            Filed
                                                                                                           herewith
23.02           Consent of Ernst & Young LLP, Independent Auditors.                                        Filed
                                                                                                           herewith
23.03           Consent of Brown, Rudnick, Freed & Gesmer (included in Exhibit 5.01).                      Filed
                                                                                                           herewith
23.04           Consent of Dr. Ebner, Dr. Stoltz and Partner GmbH.                                         Filed
                                                                                                           herewith
23.05           Consent of Arthur Andersen LLP, Independent Public Accountants.                            Filed
                                                                                                           herewith
24.01           Power of Attorney (included on signature page of this Registration Statement).             Filed
                                                                                                           herewith
25.01           Form T-1 Statement of Eligibility of State Street Bank & Trust Company.                    Filed
                                                                                                           herewith
99.01           Purchase Agreement dated May 17, 2001 among the Registrant, Credit Suisse First Boston     J*
                Corporation and SG Cowen Securities Corporation (as representatives of several purchasers).

----------
A. Incorporated by reference to our current report on Form 8-K filed on January 19, 2000 and amended on February 14, 2000.
B. Incorporated by reference to our current report on Form 8-K filed on May 6, 1999.
C. Incorporated by reference to our current report on Form 8-K filed on July 14, 1999.
D. Incorporated by reference to our current report on Form 8-K filed on September 15, 1999 and amended on September 29, 2000.
E. Incorporated by reference to our current report on Form 8-K file on October 15, 1999.
F. Incorporated by reference to our Registration Statement on Form S-1 (Registration No. 33-87296). The number set forth herein is the number of the Exhibit in said Registration Statement.
G. Incorporated by reference to our Registration Statement on Form S-3 (Registration No. 333-42620). The number set forth herein is the number of the Exhibit in said Registration Statement.

H. Incorporated by reference to our current report on Form 8-K filed on October 15, 1998.
I. Incorporated by reference to our current report on Form 8-K filed on March 1, 2001.
J. Incorporated by reference to our current report on Form 8-K filed on May 29, 2001.
K. Incorporated by reference to our current report on Form 8-K filed on July 9, 2001.
L        Incorporated by reference to our Form 8-A12G filed on August 7, 1997.
M Incorporated by reference to our current report on Form 8-K filed on July 24, 2001.
N Incorporated by reference to Registration Statement on Form S-8 (Registration No. 333-67432). The number set forth herein is the number of the exhibit in said Registration Statement.
* In accordance with Rule 12b-32 under the Securities Exchange Act of 1934, as amended, reference is made to the documents previously filed with the Securities and Exchange Commission, which documents are hereby incorporated by reference.

ITEM 17.  UNDERTAKINGS

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant, pursuant to Item 15 above, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         The undersigned registrant hereby further undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided however, that clauses (i) and (ii) do not apply if the information required to be included in a post-effective amendment by such clauses is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated herein by reference.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) To file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Act.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this registration statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, Commonwealth of Massachusetts, on the 21st day of August, 2001.

                                   BROOKS AUTOMATION, INC.

                                   By:  /s/ Robert J. Therrien
                                        Robert J. Therrien
                                        Chief Executive Officer and President

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below constitutes and appoints Robert J. Therrien and Ellen B. Richstone, and each of them, with the power to act without the other, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him or in his name, place and stead, in any and all capacities to sign any and all amendments or post-effective amendments to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, and in connection with any registration of additional securities pursuant to Rule 462(b) under the Securities Act of 1933, as amended, to sign any abbreviated registration statements and any and all amendments thereto, and to file the same, with all exhibits thereto and other documents in connection therewith, in each case, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

    PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

SIGNATURE                                                  TITLE                                         DATE
---------                                                  -----                                         ----
/s/ Robert J. Therrien                   Director, Chief Executive Officer and President          August 21, 2001
----------------------                   (Principal Executive Officer)
Robert J. Therrien

/s/ Ellen B. Richstone                   Senior Vice President - Finance and Administration and   August 21, 2001
----------------------                   Chief Financial Officer (Principal Financial Officer)
Ellen B. Richstone

/s/ Steven E. Hebert                     Principal Accounting Officer                             August 21, 2001
----------------------
Steven E. Hebert

/s/ Roger D. Emerick                     Director                                                 August 21, 2001
----------------------
Roger D. Emerick

/s/ Juergen Giessmann                    Director                                                 August 21, 2001
----------------------
Juergen Giessmann

/s/ Amin J. Khoury                       Director                                                 August 21, 2001
----------------------
Amin J. Khoury

/s/ Joseph Martin                        Director                                                 August 21, 2001
----------------------
Joseph Martin

                                  EXHIBIT INDEX

EXHIBIT
NUMBER                            TITLE                                                                    REFERENCE
------                            -----                                                                    ---------
2.01            Agreement and Plan of Merger relating to the combination of AutoSimulations, Inc. and      A*
                Auto-Soft Corporation with the Registrant dated January 6, 2000.
2.02            Interests for Stock Purchase Agreement relating to the acquisition of Irvine Optical       G*
                Company LLC by the Registrant dated May 5, 2000, as amended.
2.03            Stock for Cash Purchase Agreement relating to the acquisition of Hanyon Tech. Co., Ltd.    B*
                by the Registrant.
2.04            Assets for Cash Purchase Agreement relating to the acquisition of substantially all the    C*
                assets of Domain Manufacturing Corporation and its subsidiary Domain Manufacturing SARL by the Registrant.
2.05            Agreement and Plan of Merger relating to the combination of Smart Machines Inc. with the   D*
                Registrant.
2.06            Master Purchase Agreement relating to the acquisition of substantially all of the Assets   E*
                of the Infab Division of Jenoptik by the Registrant.
2.07            Agreement and Plan of Merger relating to the combination of FASTech Integration, Inc.      H*
                with the Registrant.
2.08            Stock Purchase Agreement relating to the acquisition of SEMY Engineering, Inc. by the      I*
                Registrant.
2.09            Asset Purchase Agreement relating to the acquisition of the e-diagnostic infrastructure
                assets of KLA Tencor Corporation and its subsidiary KLA-Tencor Technologies                K*
                Corporation.
2.10            Agreement and Plan of Merger between the Registrant and Progressive Technologies Inc.,     M*
                dated June 27, 2001.
4.01            Specimen Certificate for shares of the Registrant's common stock.                          F*
4.02            Description of Capital Stock (contained in the Certificate of Incorporation of the         F*
                Registrant, filed as Exhibit 3.01).
4.03            Registration Rights Agreement dated January 6, 2000.                                       A*
4.04            Stockholders Agreement by and among the Registrant and Daifuku America Corporation dated   A*
                January 6, 2000.
4.05            Stockholders Agreement by and among the Registrant, Jenoptik AG, M+W Zander Holding GmbH   E*
                and Robert J. Therrien.
4.06            Indenture dated as of May 23, 2001 between the Registrant and State Street Bank and        J*
                Trust Company (as Trustee).
4.07            Registration Rights Agreement dated May 23, 2001 among the Registrant and Credit Suisse    J*
                First Boston Corporation and SG Cowen Securities Corporation (as representatives of several purchasers).
4.08            Form of 4.75% Convertible Subordinated Note of the Registrant in the principal amount of   J*
                $175,000,000.00 dated as of May 23, 2001.
4.09            Rights Agreement between the Registrant and Bank Boston, N.A. as Rights Agent.             L*
4.10            Stock Purchase Agreement Relating to the Acquisition of CCS Technology, Inc. by the        N*
                Registrant dated June 20, 2001.
5.01            Opinion of Brown, Rudnick, Freed & Gesmer.                                                 Filed
                                                                                                           herewith
12.01           Computation of Ratio of Earnings to Fixed Charges.                                         Filed
                                                                                                           herewith
23.01           Consent of PricewaterhouseCoopers LLP, Independent Accountants.                            Filed
                                                                                                           herewith
23.02           Consent of Ernst & Young LLP, Independent Auditors.                                        Filed
                                                                                                           herewith
23.03           Consent of Brown, Rudnick, Freed & Gesmer (included in Exhibit 5.01).                      Filed
                                                                                                           herewith

23.04           Consent of Dr. Ebner, Dr. Stoltz and Partner GmbH.                                         Filed
                                                                                                           herewith
23.05           Consent of Arthur Andersen LLP, Independent Public Accountants.                            Filed
                                                                                                           herewith
24.01           Power of Attorney (included on signature page of this Registration Statement).             Filed
                                                                                                           herewith
25.01           Form T-1 Statement of Eligibility of State Street Bank & Trust Company.                    Filed
                                                                                                           herewith
99.01           Purchase Agreement dated May 17, 2001 among the Registrant, Credit Suisse First Boston     J*
                Corporation and SG Cowen Securities Corporation (as representatives of several purchasers).

----------
A. Incorporated by reference to our current report on Form 8-K filed on January 19, 2000 and amended on February 14, 2000.
B. Incorporated by reference to our current report on Form 8-K filed on May 6, 1999.
C. Incorporated by reference to our current report on Form 8-K filed on July 14, 1999.
D. Incorporated by reference to our current report on Form 8-K filed on September 15, 1999 and amended on September 29, 2000.
E. Incorporated by reference to our current report on Form 8-K file on October 15, 1999.
F. Incorporated by reference to our Registration Statement on Form S-1 (Registration No. 33-87296). The number set forth herein is the number of the Exhibit in said Registration Statement.
G. Incorporated by reference to our Registration Statement on Form S-3 (Registration No. 333-42620). The number set forth herein is the number of the Exhibit in said Registration Statement.
H. Incorporated by reference to our current report on Form 8-K filed on October 15, 1998.
I. Incorporated by reference to our current report on Form 8-K filed on March 1, 2001.
J. Incorporated by reference to our current report on Form 8-K filed on May 29, 2001.
K. Incorporated by reference to our current report on Form 8-K filed on July 9, 2001.
L        Incorporated by reference to our Form 8-A12G filed on August 7, 1997.
M Incorporated by reference to our current report on Form 8-K filed on July 24, 2001.
N Incorporated by reference to Registration Statement on Form S-8 (Registration No. 333-67432). The number set forth herein is the number of the exhibit in said Registration Statement.
* In accordance with Rule 12b-32 under the Securities Exchange Act of 1934, as amended, reference is made to the documents previously filed with the Securities and Exchange Commission, which documents are hereby incorporated by reference.